     As filed with the Securities and Exchange Commission on June 5, 2000.

                                                      Registration No. 333-32756

                             ---------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ----------------------

                         PRE-EFFECTIVE AMENDMENT NO. 2

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                              CURAGEN CORPORATION
            (Exact name of registrant as specified in its charter)

             Delaware                                  06-1331400
   (State or other jurisdiction                      (I.R.S. Employer
  of incorporation or organization)                Identification Number)

                      555 Long Wharf Drive, 11/th/ Floor
                         New Haven, Connecticut 06511
                                (203) 401-3330
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          JONATHAN M. ROTHBERG, Ph.D.
                    Chief Executive Officer, President and
                             Chairman of the Board
                              CuraGen Corporation
                      555 Long Wharf Drive, 11/th/ Floor
                         New Haven, Connecticut 06511
                                (203) 401-3330
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:
                         Michael L. Fantozzi, Esquire
              Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                             One Financial Center
                          Boston, Massachusetts 02111
                                (617) 542-6000

Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE


                                                                                 Proposed Maximum
Title of Each Class of                 Amount to be     Proposed Maximum        Aggregate Offering     Amount of
Securities to be Registered             Registered   Offering Price Per Unit           Price        Registration Fee
---------------------------            ------------  -----------------------    ------------------  ----------------
6% Convertible Subordinated
Debentures due 2007 ...............    $150,000,000           100%                $150,000,000(1)       $39,600(2)

Common Stock, $.01 par value(3) ...       2,350,084            --                       --                --
Common Stock, $.01 par value ......       3,000,000         $31.625(4)             $94,875,000          $25,047(2)


/(1)/ Equals the aggregate principal amount of the securities being registered.

/(2)/ Previously paid.

/(3)/ Such number represents the number of shares of common stock that are currently issuable upon conversion of the debentures. Pursuant to Rule 416 under the Securities Act, we are also registering such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the debentures as a result of the antidilution protections of the debentures. Pursuant to Rule 457(i), no registration fee is required for these shares.

/(4)/ The price of $31.625 per share which was the average of the high and low prices of the common stock reported by the NASDAQ National Market on May 4, 2000 is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                                  PROSPECTUS

                   Subject to Completion, dated June 5, 2000

                              CURAGEN CORPORATION

         $150,000,000 6% Convertible Subordinated Debentures Due 2007

  2,350,084 Shares of common stock issuable upon conversion of the Debentures


                  3,000,000 additional shares of common stock

     This prospectus covers the sale by selling holders of:

     .  our 6% Convertible Subordinated Debentures due 2007;

     .  our common stock into which the debentures are convertible; and

     .  an additional 3,000,000 shares of our common stock.



     Our common stock is traded on the Nasdaq National Market under the symbol "CRGN". On June 2, 2000, the closing sale price of our common stock was $33.375.

     We have not applied for listing of the debentures on any securities exchange or for quotation through any automated quotation system. The debentures are eligible for trading in the Private Offerings, Resales and Trading Through Automated Linkages ("PORTAL") Market of the Nasdaq Stock Market.

     The debentures are unsecured general obligations of CuraGen and rank subordinate in right of payment to all of our existing and future senior debt. As of March 31, 2000, we had approximately $10.1 million of senior debt outstanding.

                      INVESTING IN THE DEBENTURES OR OUR
                 COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities
-----------------------------------------------------------------------
commission has approved or disapproved of these securities, or determined if
----------------------------------------------------------------------------
this prospectus is truthful or complete.  Any representation to the contrary is
-------------------------------------------------------------------------------
a criminal offense.
-------------------

                The date of this prospectus is         , 2000.
                                               --------

================================================================================

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 SUMMARY..................................................................    1
 RISK FACTORS.............................................................    5
 FORWARD-LOOKING STATEMENTS...............................................   16
 RATIO OF EARNINGS TO FIXED CHARGES.......................................   17
 DESCRIPTION OF DEBENTURES................................................   18
 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.................   33
 DESCRIPTION OF CAPITAL STOCK.............................................   37
 SELLING HOLDERS..........................................................   40
 PLAN OF DISTRIBUTION.....................................................   41
 LEGAL MATTERS............................................................   41
 EXPERTS..................................................................   42
 ADDITIONAL INFORMATION...................................................   42
 INCORPORATION OF DOCUMENTS BY REFERENCE..................................   43

================================================================================

                                    SUMMARY

     This Summary does not contain all of the information you should consider before investing in the debentures or the common stock. You should read this entire prospectus carefully. The information in this prospectus reflects the anticipated two-for-one stock split of our common stock, paid in the form of a stock dividend on March 30, 2000.

                                 OUR BUSINESS

     We are a genomics based drug discovery and development company. We develop and use technologies to discover genes and to understand how they function in order to accelerate the discovery and development of products to improve human health, animal health and to improve agricultural vitality. We conduct this work in collaboration with other pharmaceutical and biotechnology companies and on our own behalf through internal discovery and development programs.

    We are in an early stage of development and have just begun to incorporate our technologies into commercialized products. We have experienced net losses of $25,762,760 in 1999, $18,936,920 in 1998 and $7,290,434 in 1997. We expect to experience losses for the next several years.

    We make our technologies, processes and information systems accessible over the Internet, fully integrate them with one another to improve efficiency and ease of use, and rapidly generate comprehensive information about the following:


     . gene sequence; the order in which nucleotides (the building blocks of DNA) appear in a gene and control the function of the gene;

     .    variations in gene sequences;

     .    gene expression (the degree of gene activity);

     . biological pathways (the pathways that proteins follow in carrying out the biological functions of cells); and

     . the way potential drugs affect gene expression and the related biological pathways.

  Our base of technologies has three primary systems which consist of: proprietary technologies, automated processes, and software used to analyze and organize our biological databases. Each of our technologies is fully operational and has been commercialized:

     . SeqCalling which identifies sequences and discovers variations in gene sequences known as Single Nucleotide Polymorphisms, or SNPs;

     . GeneCalling, a patented technology that discovers genes and measures gene activity; and

     . PathCalling, a patented technology that analyzes the function and relationships between genes and the proteins these genes encode in biological pathways.

     In addition to accelerating the discovery of new drug candidates, we use our GeneCalling technologies, related biological databases, and software analysis tools to predict the potential efficacy and safety of drug candidates currently in pharmaceutical development pipelines, and to review the performance and side effects of drugs already being marketed. This approach, referred to as pharmacogenomics, is helping pharmaceutical companies develop more effective and safer drugs.



     We unified our SeqCalling, GeneCalling and PathCalling technologies, processes and databases through a computer operating software program we refer to as GeneScape. GeneScape enables users to access our technologies over the Internet and provides researchers at multiple sites simultaneous, real-time access to our technologies, systems and databases, allowing them to collaborate on discovery and development projects. We plan to continue enhancing and building additional technologies that we will incorporate into the GeneScape software program.

     We market our technologies and gene information to pharmaceutical, biotechnology, agricultural and animal health companies through research collaborations. These collaborations typically provide current revenues, milestone payments for successful projects, and royalty-based revenues from our partners' drug development programs. We currently have research collaborations with Abgenix, Inc., Biogen, Inc., COR Therapeutics, Inc., Gemini Genomics plc, Genentech, Inc., Glaxo-Wellcome, Inc., Hoffmann-La Roche Inc. and its affiliate, Roche Vitamins, Inc. and Pioneer Hi-Bred International, Inc.

     We also apply our suite of genomics technologies on our own behalf to build a broad portfolio of research programs that encompass drug discovery, drug development and pharmacogenomics. We have established internal programs to discover products to treat metabolic diseases, cancer, autoimmune diseases and disorders of the central nervous system. During the next five years, our objective is to systematically analyze the genetic basis of many common diseases, study how many commonly prescribed drugs work and identify their potentially adverse side effects, while building a proprietary pipeline of therapeutic products.

     We focus our efforts on programs that address unmet medical needs and that we believe have the potential to yield products that can be commercialized in a relatively short time. At each stage, we plan to reevaluate the relative merits of continuing such programs solely through internal efforts or through research collaborations.

     The goal of our drug development programs is to advance promising therapeutic candidates into the FDA's clinical approval process. We currently focus on two broad classes of therapeutics: secreted proteins and fully human antibodies. We are currently evaluating the efficacy of a number of secreted proteins as potential human therapeutics using animal models. Antibodies are naturally occurring proteins used by the body's immune system to combat many diseases. As therapeutic products, antibodies have several potential advantages over other therapies such as reducing unwanted side effects that may occur with other therapies. Fully human antibodies are desirable because they avoid the risk of rejection present with mouse or partial mouse antibodies.

     We file patent applications to protect our genomics technologies, gene-related discoveries, products, information systems and proprietary databases, software and other methods and technology. As of May 31, 2000, we had approximately 328 patent applications pending with the United States Patent and Trademark Office, and had filed numerous corresponding international and foreign patent applications. As of May 31, 2000, the U.S. Patent Office has issued us ten patents for aspects of our technologies, discoveries and products.

     We incorporated in Delaware in November 1991. Our principal executive offices are located at 555 Long Wharf Drive, 11th Floor, New Haven, Connecticut 06511. Our telephone number is (203) 401-3330. We maintain a web site on the Internet at http://www.curagen.com.
            ----------------------

                                 THE OFFERING

Securities Offered................ $150,000,000 in aggregate principal amount of
                                   6% Convertible Subordinated Debentures due
                                   2007.

                                   5,350,084 shares of common stock, including
                                   2,350,084 shares issuable upon conversion of the debentures.

Maturity.......................... February 2, 2007, unless earlier redeemed, repurchased or converted.

Interest Payment Dates............ August 2 and February 2, beginning August 2,
                                   2000.

Interest Rate..................... 6% per year, subject to adjustment under certain circumstances.

Optional Conversion by Holders.... Holders may convert the debentures at any time prior to or on February 2, 2007, unless previously redeemed or repurchased, into shares of common stock initially at a conversion price of $63.8275 per share (equal to a conversion rate of 15.67 shares per $1,000 principal amount of debentures), subject to adjustment under certain circumstances.

Optional Redemption by CuraGen.... Prior to February 2, 2003, we may redeem some or all of the debentures at a redemption price equal to 103% of the principal amount of the debentures, plus accrued and unpaid interest to but excluding the provisional redemption date, if:


                                   .    the market price of our common stock
                                        exceeds the applicable following
                                        thresholds for at least 20 trading
                                        days in any consecutive 30-day
                                        trading period:


                                                                              Trigger
                                       During the Twelve Months Commencing      Price
                                       -----------------------------------   ----------
                                       February 2, 2000...................      $108.5067
                                       February 2, 2001...................      $102.1240
                                       February 2, 2002...................      $ 95.7412

                                   and

                                   .    we have caused to become effective a
                                        shelf registration statement with
                                        respect to the resale of the debentures
                                        and the common stock issuable upon
                                        conversion of the debentures, and expect the registration statement to remain effective and available for use for the 30 days following the provisional redemption date.

                                   The redemption trigger prices are calculated as a percentage of the debenture conversion price. Therefore, the trigger prices are subject to adjustment in the event the conversion price is adjusted.

                                   In addition to the interest accrued and
                                   unpaid to but excluding the provisional
                                   redemption date, we will make an interest make-whole payment equal to the sum of:

                                   .    the present value of the aggregate
                                        amount of the interest that would
                                        otherwise have accrued from the
                                        provisional redemption date through
                                        February 2, 2003; and

                                   .    unpaid Additional Amounts, if any.

                                   We must pay you any accrued and unpaid
                                   interest as well as the interest make-whole payment on the debentures called for provisional redemption, regardless of whether those debentures are converted prior to the date of the provisional redemption.

                                   The interest make-whole payment will be
                                   payable in cash or, at our option, subject to certain conditions, in common stock. The number of shares of common stock will equal the amount of the interest make-whole payment divided by 95% of the average closing sale price for the five consecutive trading days ending on and including the third day prior to the date of the provisional redemption.

                                   On or after February 2, 2003, we may redeem
                                   some or all of the debentures at the
                                   redemption prices, plus accrued and unpaid
                                   interest to but excluding the non-provisional redemption date.
Right of Holders to Require
 Repurchase....................... Each holder of the debentures may require us to repurchase all of the holder's debentures at 100% of their principal amount plus accrued and unpaid interest in certain circumstances involving a change of control. The repurchase price is payable in:

                              .    cash; or

                              . at our option, subject to the satisfaction of certain conditions, in common stock. The number of shares of common stock will equal the repurchase price divided by 95% of the average closing sale price for the five consecutive trading days ending on and including the third day prior to the repurchase date.


Subordination................ The debentures are our unsecured subordinated obligations. The debentures rank junior in right of payment to all of our existing and future Senior Debt. Therefore, if we are unable to fully repay our debt, you may receive less than the holders of the Senior Debt. As of March 31, 2000, we had approximately $10.1 million of Senior Debt outstanding.

Ratio of Earnings to
Fixed Charges................ For the periods indicated, our earnings were inadequate to cover our fixed charges.

                                                                          Year Ended December 31,
                                                                   ------------------------------------
                                                                      1998         1999         1999
                                                                                 (Actual)   (Pro forma)
                                                                   ----------   ----------  -----------
                              Deficiency of earnings available
                              to cover fixed charges.........       $18,936,920    $25,762,760  $35,477,046

Form, Denomination and
Registration................. The debentures were issued in fully registered form. The debentures initially were issued in denominations of $1,000.

                              The debentures sold to "qualified institutional buyers", as defined in Rule 144A, and to "non-U.S. persons" outside the United States in compliance with Regulation S were represented by a global debenture deposited with the trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global debenture were shown on, and any transfers will be effected only through, records maintained by DTC and its participants.

Use of Proceeds.............. We will not receive any proceeds from the sale by the selling holders of the debentures and the common stock.

Trading...................... The debentures are designated for trading in the
                              Private Offerings, Resales and Trading through Automated Linkages market, known as PORTAL.

Nasdaq Symbol for our Common
Stock........................ Our common stock is traded on the Nasdaq National
                              Market under the symbol "CRGN".

                                 RISK FACTORS

     Investing in our debentures or common stock is very risky. You should carefully consider the following risk factors and all other information contained in this prospectus and incorporated by reference before purchasing our debentures or common stock. You should be able to bear a complete loss of your investment. See "Forward-Looking Statements."

We have a history of operating losses and expect to incur losses in the future and we may never achieve or maintain profitability.

     We have a limited operating history and we have experienced operating losses since our inception and expect these losses to continue for the next several years. We may never be profitable or achieve significant revenues. For example, we experienced net losses of $25,762,760 in 1999, $18,936,920 in 1998 and $7,290,434 in 1997. In order to develop our technologies, including expanding our SeqCalling, GeneCalling and PathCalling database development efforts, we expect to incur significant increases in our expenses over the next several years. In addition, we expect significant increases in expenses in connection with our internal research and product development programs. As a result, we expect to incur operating losses at least through 2002. Our ability to achieve significant revenues and profitability will depend upon obtaining additional research collaborations and subscribers for our SeqCalling, GeneCalling and PathCalling products, services and related databases and our internal development programs. Although we currently have seven research collaborations, we may not be able to obtain any additional research collaborations or enter into any additional subscription arrangements for products, services, databases or our internal development programs. As a result, we may never achieve or maintain profitability.

Our technologies and products are at an early stage of development and may never be commercially viable or successful.

     Our technologies and databases are still in the early stages of development and we have just begun to incorporate our technologies into commercialized products. Our products focus primarily on the development of diagnostic drugs to treat a variety of complex human and animal diseases and agronomic traits. There is limited scientific understanding generally relating to the role of genes in these diseases and traits, and few products based on gene discoveries have been developed and commercialized. Accordingly, even if we were successful in identifying genes, biological pathways or drug candidates associated with specific diseases or in identifying genes associated with certain agronomic traits, we or our collaborators may not be able to develop or commercialize products to improve human and animal health and the vitality of agriculture.


     In addition, our SeqCalling, GeneCalling and PathCalling products and services and the related databases are in the early stage of development. These products systematically analyze the genetic information contained within a cell to discover and develop novel therapeutic, agricultural and diagnostic products. This technology is unproven and there is little precedent for the business represented by our SeqCalling, GeneCalling and PathCalling products, services and related databases. Their success will depend upon our ability to use software tools to generate data concerning the following:

     .    gene sequences;

     .    gene variations;

     .    the level of gene activity;

     .    biological pathways; and

     .    drug candidates.

     In addition, because of the complexity of such data, we may not be able to detect any design defects or software errors in our existing or future technologies and databases.

     Even if we or our collaborators develop products for commercial use, we may not be able to develop products that:

     .    meet applicable regulatory standards, in a timely manner or at all;

     .    successfully compete with other technologies and products;

     .    avoid infringing the proprietary rights of others;

     .    can be manufactured in sufficient quantities or at reasonable cost; or

     .    can be marketed successfully.

     We expect that it will be a number of years, if ever, before we recognize revenue from the sale of products to improve human and animal health and the vitality of agriculture. As a result, our products may never be commercially viable or successful.

     There is a limited number of potential customers for our products and we may never generate sufficient revenues to become or stay profitable.

     Due to the specialized nature of our products, there are a limited number of pharmaceutical, biotechnology and agricultural companies that are potential customers for our products and services. Additional reasons why there may not be a great demand for our products and services include:

     . our potential collaborators and subscribers may determine to conduct in-house gene research;

     .    our competitors may offer similar services at competitive prices;

     . we may not be able to service satisfactorily our collaborators and subscribers;

     . others may publicly disclose or patent the proprietary information contained in our databases (including information related to gene expression, biological pathways or drug candidates); and

     . technological innovations may be discovered that are more advanced than those used by and available to us.

     If there is not sufficient demand for our products we may never generate enough revenues to become or stay profitable.

We may need to raise additional funding which may not be available on terms acceptable to us, or at all, harming our ability to implement our business plan.

     We anticipate that our existing capital resources are not sufficient to fund our future operating plans and we will need to raise significant additional capital. We established a substantial scientific infrastructure to develop our technologies and to add information to our databases. We used substantial amounts of cash to establish this infrastructure and expect our capital and operating expenses to increase over the next several years as we expand this infrastructure and our research and development activities. The amount of additional capital which we expect we will need to raise will depend on many factors, including:

     .    the progress of our research programs;

     .    the number and breadth of our research programs;

     .    our ability to attract subscribers to our products and services;

     . the achievement of the milestones under certain of our existing collaborations;

     .    our ability to establish and maintain additional collaborations;

     .    the progress of our collaborators;

     . our activities relating to the commercialization rights we have retained in our collaborations;

     . the costs incurred in enforcing and defending our patent claims and other intellectual property rights; and

     . the costs and timing of obtaining regulatory approvals for any of our products to improve human and animal health and the vitality of agriculture.


     We expect to raise the additional capital we require through public or private equity offerings, debt financings or additional collaborations and licensing arrangements. Additional financing may not be available to us when we need it, or, if available, we may not be able to obtain such financing on terms favorable to us or our stockholders. If we raise additional capital by issuing equity securities, your ownership in us will be diluted. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish rights to certain of our technologies or product candidates, or to grant licenses on unfavorable terms. If we relinquish rights or grant licenses on unfavorable terms our revenues could decrease. If adequate funds are not available on terms acceptable to us, or at all, our business, financial condition and results of operations would be materially adversely affected.

We rely significantly on our collaborative partners, and if our partners reduce or stop funding our research efforts or terminate their collaborations with us entirely we may not be able to develop or commercialize our products.

     We rely on collaborators for the preclinical study and clinical development of therapeutics and for regulatory approval, manufacturing and marketing of products resulting from the application of our technology. We also intend to rely on certain collaborators for significant funding in support of our research efforts. It is important, then, that we enter into research collaborations and licensing arrangements with a variety of third parties so we can implement our strategy to develop and commercialize products for the health of humans and animals and the vitality of agriculture based upon our discoveries. We have entered into research collaborations with Abgenix, Inc., COR Therapeutics, Inc., Glaxo-Wellcome, Inc., Hoffmann-La Roche Inc. and its affiliate, Roche Vitamins, Inc. and Pioneer Hi-Bred International, Inc. and research collaboration and database subscription arrangements with Biogen, Inc. and Genentech, Inc.

     Our agreements with collaborators typically allow them significant discretion to elect whether to pursue such activities. We cannot control the amount and timing of resources our collaborators devote to our programs or potential products. In addition, our collaborators can terminate their agreements with us any time the collaboration permits them to or if we materially breach the contract. We may not be able to maintain or expand existing collaborations or establish any additional research collaborations, licensing or subscription arrangements. If any of our collaborators were to breach or terminate its agreement with us or otherwise fail to conduct collaborative activities successfully and in a timely manner, the preclinical or clinical development or commercialization of product candidates or research programs would be delayed or terminated. Moreover, if funding from one or more of our collaborative programs were reduced or terminated, we would need to devote additional internal resources to product development, scale back or terminate certain research development programs or seek alternative collaborators. Disputes may arise in the future with respect to the ownership of rights to any technology developed with our collaborators. These and other possible disagreements between collaborators and us could lead to delays in the collaborative research, development or commercialization of certain therapeutic, agricultural or diagnostic products, or could require or result in litigation or arbitration to resolve. If our collaborative partners reduce or stop funding our research efforts, or terminate their collaborations with us, we may not be able to develop or commercialize our products. Such disputes could materially adversely affect our business, financial condition and results of operations.

We face intense competition which is likely to increase and could result in reduced acceptance and demand for our technologies and products.

     We face, and will continue to face, intense competition from one or more of the following entities:

     .    pharmaceutical companies;

     .    biotechnology companies;

     .    diagnostic companies;

     .    academic and research institutions; and

     .    government agencies.

     We are also subject to significant competition from organizations that are pursuing technologies and products that are the same as or similar to our technology and products. Many of the organizations competing with us have greater capital resources, research and development staffs and facilities and marketing capabilities. In addition, research in the field of genomics generally is highly competitive. Our competitors in the genomics area include:

     .    Affymetrix, Inc.;

     .    Celera Genomics Group;

     .    Human Genome Sciences, Inc.;

     .    Incyte Pharmaceuticals, Inc.;

     .    Millennium Pharmaceuticals, Inc.;

     .    major pharmaceutical companies; and

     . universities and other research institutions (including those receiving funding from the federally funded Human Genome Project).


     We believe that our future success will depend in large part on our ability to maintain a competitive position in the genomics field. Before we recover development expenses for our products or technologies, such products or technologies may become obsolete as a result of technological developments by us or others. New technologies which are less expensive or more effective could make our products obsolete. We may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies.

     A number of our competitors are attempting to rapidly identify and patent genes and gene fragments sequenced at random, typically without specific knowledge of the function of such genes or gene fragments. If our competitors discover or characterize important genes or gene fragments before we do, it could adversely affect any of our related disease research programs. We expect that competition in genomics research will intensify as technical advances are made and become more widely known. As a result, there may be reduced acceptance and demand for our technologies and products.

If our patent applications do not result in issued patents, then our competitors may obtain rights to commercialize our discoveries, which would harm our competitive position.

     Our business and competitive position depend upon our ability to protect our SeqCalling, GeneCalling and PathCalling proprietary databases, proprietary software and other proprietary methods and technology and related discoveries. Our commercial success also depends in part on obtaining patent protection on genes and proteins for which we or our collaborators or subscribers discover utility and on products, methods and services based on such discoveries. We have applied for patent protection on novel genes and proteins, novel mutants of known genes and their uses, partial sequences of novel proteins and their gene sequences and uses, and novel uses for previously identified genes discovered by third parties. We also seek patent protection for our therapeutic, diagnostic and drug screening methods and products. We have filed patent applications for our proprietary methods and devices for gene expression analysis, sequencing, discovery of biological pathways and for development. As of May 31, 2000, we had approximately 328 patent applications pending covering our technologies with the United States Patent and Trademark Office, and had filed numerous corresponding international and foreign patent applications. As of May 31, 2000, our patent applications have resulted in ten issued patents with respect to aspects of our technology.

     Patent law relating to the scope of claims in the technology fields in which we operate is still evolving. The degree of future protection for our proprietary rights is uncertain. Furthermore, third parties may independently develop similar or alternative technologies, duplicate any of our technologies, or, if patents are issued to us, design around the patented technologies developed by us. We cannot predict whether our pending patent applications will result in the issuance of valid patents. Litigation, which could result in substantial cost to us, may be necessary to enforce our patent and proprietary rights and/or to determine the scope and validity of others' proprietary rights. We may participate in interference proceedings that may in the future be declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to us. The outcome of any such litigation or interference proceeding might not be favorable to us. If our patent applications do not result in issued patents, we may not be able to compete effectively.

If the scope of our issued patents does not provide us with sufficient protection of our intellectual property from our competitors we may not be able to compete effectively.

     The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including us, are uncertain and involve complex legal and factual questions. The scope of our issued patents may not protect our technologies and products because:

     .    our pending patent applications may not result in issued patents;

     . additional proprietary technologies we develop, if any, may not be patentable;

     . patents issued to us or our collaborative customers may not provide a basis for commercially viable products;

     . patents issued to us or our collaborative customers may not provide us with any competitive advantages;

     . patents issued to us or our collaborative customers may be challenged or circumvented or invalidated by third parties; and

     . patents issued to others may have an adverse effect on our ability to do business.

     The public availability of expressed sequence tags, genomic sequence information or other sequence information prior to the time we apply for patent protection on a corresponding full-length or partial gene could adversely affect our ability to obtain patent protection with respect to such gene or gene sequences. We may not be able to obtain further patents for our products or methods, or, if we are able to obtain further patents, these patents may not provide us with substantial protection or be commercially beneficial. The issuance of a patent is not conclusive as to its validity or enforceability, nor does it provide the patent holder with freedom to operate without infringing the patent rights of others. Third parties could initiate lawsuits against us to challenge our patents and, if we lose, our competitors could be free to use the subject matter covered by the patent, or we may license the technology to others to settle such litigation. If a court invalidates key patents that we own or license or the U.S. Patent Office does not approve our pending patent applications we may not be able to compete effectively in the marketplace.

If we infringe upon third parties' patents, those parties could sue us for patent infringement or they could require us to pay licensing fees which could increase our expenses.

     Our competitors and other groups are attempting to rapidly identify and characterize genes through the use of gene expression analysis and other technologies. To the extent any patents issue to other parties on such partial or full-length genes or uses for such genes, the risk increases that the sale of potential products, including therapeutics, or processes developed by us or our collaborators may give rise to claims of patent infringement. We have sought and intend to continue seeking patent protection for novel uses for genes and proteins which may have been patented by third parties. In such cases, we would need a license from the holder of the patent with respect to such gene or protein in order to make, use or sell such gene or protein for such use. We may not be able to acquire such licenses on commercially reasonable terms, if at all.

     In addition, others may have filed and in the future are likely to file patent applications covering genes or gene products that are similar or identical to our products. Any such patent application may have priority over our patent applications. Any legal action against us or our collaborators claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require us or our collaborators to obtain a license in order to continue to manufacture or market the affected products and processes or could enjoin us from continuing to manufacture or market the affected products and processes. We or our collaborators might not prevail in any such action or that any license required under any such patent would be made available on commercially acceptable terms, if at all. We believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in such litigation, it could consume a substantial portion of our managerial and financial resources.

     A third party has indicated to us that it believes at some time in the future we may be required to obtain a license in order to perform certain processes that we use in the conduct of our business. We believe that, if required, such license would be available on commercially reasonable terms.


If our security measures do not protect our proprietary technologies, we may not be able to protect our trade secrets harming our competitive position.


     We rely upon trade secret protection for some of our confidential and proprietary information that is not subject matter for which patent protection is being sought. We believe that we have developed proprietary technology, processes and information systems for use in gene expression, biological pathway and molecular target discovery, including proprietary biological protocols, instrumentation, robotics and automation, software and an integrated bioinformatics system. In addition, we have developed databases of proprietary gene expression patterns and sequencing, human genetic variations, biological pathways and the effects of drugs on gene expression which we update on an ongoing basis and which can be accessed over the Internet. We have taken security measures to protect our proprietary technologies, processes, information systems and data and continue to explore ways to enhance such security. Such measures, however, may not provide adequate protection for our trade secrets or other proprietary information. While we require employees, academic collaborators and consultants to enter into confidentiality and/or non-disclosure agreements where appropriate, any of the following could still occur:


     .    third parties could disclose proprietary information about us;

     . others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology; or

     .    we may not be able to meaningfully protect our trade secrets.

     If our competitors learn our trade secrets, we may not be able to compete effectively in the market.

If we cannot retain commercialization rights for our technologies and products we may not realize revenue from those technologies and products.

     In our research collaborations, we seek to retain commercialization rights for the development and marketing of certain products or services to improve human and animal health and the vitality of agriculture. We may not be successful in retaining such rights and we have not developed any pharmaceutical, agricultural or diagnostic products or services to date. We may seek to commercialize any future retained rights, as well as any products developed in our internal development programs, directly or through collaborations with others. The value of these rights and products, if any, will be largely derived from our gene expression, biological pathway and drug screening efforts, the success of which is also uncertain. Even if we identify and label relevant disease-related genes, biological pathways and/or drug candidates, we do not currently have sufficient infrastructure, including manufacturing and marketing, to commercialize our retained rights. If we seek to commercialize retained rights and products developed internally through joint ventures or research collaborations, we may be required to relinquish material rights on terms that may not be favorable to us. If we cannot retain and develop commercialization rights for our technologies and products we may not realize revenue from those technologies and products.


If we, or our collaborators, do not comply with government regulations, we may not be able to develop or sell our technologies and products.

     Prior to the marketing of any new drug developed by us or our collaborative customers, that new drug must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process includes preclinical and clinical studies, as well as post-marketing surveillance to establish a compound's safety and efficacy, and can take many years and require substantial resources. Data obtained from such studies are susceptible to varying interpretations that could delay, limit or prevent regulatory approval.

     The rate of completion of clinical trials is dependent upon, among other factors, the enrollment of patients. Patient accrual is a function of many factors, including:

     .    the size of the patient population;

     .    the proximity of patients to clinical sites;

     .    the eligibility criteria for the study; and

     .    the existence of competitive clinical trials.

     Delays in planned patient enrollment in clinical trials may result in increased costs, program delays, or both. We may encounter delays or rejections based upon changes in United States Food and Drug Administration policies for drug approval during the period of product development and FDA regulatory review of each submitted new drug application, in the case of new pharmaceutical agents, or product license application in the case of biologics. We may also encounter similar delays in the regulatory approval of any diagnostic product and in obtaining regulatory approvals in foreign countries. Under current guidelines, proposals to conduct clinical research involving gene therapy at institutions supported by the National Institutes of Health must be approved by the Recombinant DNA Advisory Committee and the National Institutes of Health. Because some of the products that result from our disease research programs involve new technologies and may be based upon a new therapeutic approach, such products may be subject to substantial additional review by various government regulatory authorities and, as a result, we may obtain regulatory approvals more slowly than for products using more conventional technologies.

    Even if we obtain regulatory approval for and market a product, such product and its manufacturer are subject to continuing review. We may be adversely affected by the discovery of previously unknown problems with a product, including withdrawal of the product from the market. We could incur various adverse consequences as a result of any of the following events:

     . violations of regulatory requirements at any stage, including preclinical studies and clinical trials, the approval process or post-approval;

     .    the FDA's delay in approval or refusal to approve a product;

     .    withdrawal of an approved product from the market; or

     . the imposition of criminal penalties against the manufacturer and new drug application or product license application holder.

     We have not submitted an investigational new drug application for any product candidate of ours, and no product candidate has been approved for commercialization in the United States or elsewhere. With respect to our internal discovery and drug programs, we may rely on our collaborators to file investigational new drug applications and generally direct the regulatory approval process. We or any of our collaborators may not be able to conduct clinical testing or obtain the necessary approvals from the FDA or other regulatory authorities for any products. If we do not obtain required governmental approvals we may delay or preclude our collaborators from marketing drugs or diagnostic products developed by us or limit the commercial use of such products.

     Our research and development activities involve the controlled use of hazardous materials and chemicals. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, third parties could hold us liable for any damages that result and any liability could exceed our resources.

If we fail to retain our key personnel and hire, train and retrain qualified employees, we may not be able to develop or commercialize our technologies.


     We depend on the principal members of our management and scientific staff, including Dr. Jonathan M. Rothberg, our Chief Executive Officer, President and Chairman of the Board. We have not entered into employment agreements with any of the principal members of our management or scientific staff that bind any of them to a specific term of employment. We maintain key person life insurance on the life of Dr. Rothberg in the amount of $2,000,000. Our future success also will depend in part on the continued services of our key scientific and management personnel and our ability to attract, hire and retain additional personnel. There is intense competition for such qualified personnel and there can be no assurance that we will be able to continue to attract and retain such personnel. If we fail to retain our key personnel and hire, train and retrain qualified employees, we may not be able to develop or commercialize our technologies.

If we do not retain our current licensed technologies and acquire new ones, we might not be able to pursue our research and development activities.

     We have acquired or licensed certain components of our technologies from third parties. If any third party changed or terminated their licensing agreements with us, we may not be able to obtain the components we need to develop our technologies In addition, some of our licenses impose an obligation on us to market the licensed technology to third parties. If we breach any of these licenses or fail to maintain rights to such technology we may not be able to continue our research and development activities or begin new ones.

The government has certain rights to funded technologies and we may have to provide some of our technology for free which could increase our expense without a corresponding increase in revenue.

     Under existing government grants and agreements, the government has a statutory right to practice or have practiced and, under certain circumstances (including inaction on our part or our licensees to achieve practical application of the invention or a need to alleviate public health or safety concerns not reasonably satisfied by us or our licensees), to grant to other parties licenses under, any inventions first reduced to practice under the government grants and agreements. If the government exercises its rights to obtain our technologies for free we could experience an increase in expenses without a corresponding increase in revenues.

If we fail to maintain our relationships with our academic collaborators and scientific advisors, or acquire new relationships, we may not be able to research or develop new technologies or products.

     We have relationships with collaborators and consultants at academic and other institutions who conduct research at our request. Such collaborators and consultants are not our employees. Substantially all of our collaborators and consultants are employed by employers other than us and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. As a result, we have limited control over their activities and, except as otherwise required by our collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to our activities. Our ability to discover genes and biological pathways involved in human disease and commercialize products based on those discoveries may depend in part on continued collaborations with researchers at academic and other institutions. We may not be able to negotiate additional acceptable collaborations with collaborators or consultants at academic and other institutions, which could hinder our ability to research and develop new technologies and products.

     Our academic collaborators, consultants and scientific advisors may have relationships with other commercial entities, some of which could compete with us. Our academic collaborators, consultants and scientific advisors sign agreements which provide for confidentiality of our proprietary information and of the results of studies. We may not be able to maintain the confidentiality of our technology and other confidential information in connection with every academic collaboration or advisory arrangement, and any unauthorized dissemination of our confidential information could harm our competitive position.

We have a lengthy sales cycle for our technologies and products that can increase our expenses without a corresponding increase in revenue.

     Our ability to obtain collaborators and subscribers for our products and services depends in significant part upon the perception that such products and services can help accelerate drug discovery and development efforts. Our sales cycle is typically lengthy because we must educate our customers about our products and sell the benefits of our products and services to a variety of constituencies within potential collaborators and subscribers, including research and development personnel and key management. In addition, each subscription and collaboration involves the negotiation of agreements containing terms that may be unique to each subscriber or collaborator. If we decide to seek collaborators to assist us in our discovery and development programs, the education, sales and negotiation efforts related to any such collaborations may lengthen the sales cycle of our products. We may expend substantial funds and management effort without generating a database subscription or a collaboration. As a result, we would increase our expenses without a corresponding increase in revenues.


We anticipate that our quarterly operating results will fluctuate which could have an adverse effect on our stock price.

     Our results of operations historically have fluctuated on a quarterly basis and can be expected to continue to fluctuate. In fiscal year 1999 our net loss per common share was $0.27 on March 31, $0.22 on June 30, $0.19 on September 30 and $0.23 on December 31. We expect that losses will continue to fluctuate from quarter to quarter and that such fluctuations may be substantial. Quarterly operating results can fluctuate as a result of a number of factors, including the following:

     . the level of investment in our discovery and development programs and related databases;

     .    the commencement, delay, cancellation or completion of contracts;

     . the timing of option, license and milestone payments under our agreements;

     .    the mix of services provided by us;

     .    the timing of start-up expenses for new services and facilities; and

     . the timing and integration of acquisitions and changes in regulations related to our products and services.

     We believe that quarterly comparisons of our financial results are not necessarily meaningful and you should not rely on them as an indication of our future performance. In addition, fluctuations in quarterly results could adversely affect the market price of our common stock in a manner unrelated to our long-term operating performance.

If we produce our own pharmaceutical products in the future, we may not have the resources to bring them to market.

     Although we are not in clinical trials with our own pharmaceutical products, any products we develop in the future will require significant research and development and preclinical testing, and will require extensive clinical testing prior to submission of any regulatory application for commercial use. If we undertake these activities without the collaboration of others, we may need to expend significant funds. Such potential pharmaceutical products will be subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. These risks include the possibility that:

     . the products will be unsafe or ineffective or otherwise fail to receive necessary regulatory clearances;

     . the products, if safe and effective, will be difficult to manufacture on a large scale or be uneconomical to market;

     . proprietary rights of third parties will preclude us or our partners from marketing such products; or

     .    third parties will market superior or equivalent products.

     As a result, we may not be able to develop any commercially viable products. Clinical trials or marketing of any such potential pharmaceutical products may expose us to liability claims from the use of such pharmaceutical products. We may not be able to obtain product liability insurance or maintain sufficient coverage at a reasonable cost. In addition, should we choose to develop pharmaceutical products internally, we will have to make significant investments in pharmaceutical product development, marketing, sales and regulatory compliance resources, and we will have to establish or contract for the manufacture of products under the Good Manufacturing Practices of the FDA. We may not have the resources to develop or commercialize successfully any potential pharmaceutical products.

The uncertainty associated with pharmaceutical pricing, reimbursement and related matters may adversely affect our business.

     The continuing efforts of government and third party payors to contain or reduce the costs of health care through various means may materially adversely affect our business, financial condition and results of operations. In certain foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical and diagnostic products. Cost control initiatives could decrease the price that we or any of our subscribers and collaborators receive for any products in the future and may have a material adverse effect on our revenues and results of operations. Further, to the extent that cost control initiatives have a material adverse effect on our subscribers or collaborators, our ability to commercialize our products and to realize royalties could be adversely affected.

     Our ability and the ability of any of our subscribers or collaborative customers to commercialize pharmaceutical or diagnostic products may depend in part on the extent to which reimbursement for the products will be available from government and health administration authorities, private health insurers and other third party payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third party payors, including Medicare, increasingly are challenging the prices charged for medical products and services. Government and other third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new pharmaceutical or diagnostic products and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. Third party insurance coverage might not be available to patients for any products discovered and developed by us or our subscribers or collaborators. If adequate coverage and reimbursement levels are not provided by government and other third party payors for our products, the market acceptance of these products may be reduced. Any such reduction may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our stock price has been and may continue to be volatile and you could lose all or part of your investment.

     The market price of our common stock since our initial public offering in March 1998 has been volatile. This volatility has been caused, and will in the future continue to be caused by the following factors, some of which are beyond our control:

     .    announcements of our results of research activities;

     .    our own publications;

     .    quarterly variations in our operating results;

     .    new collaborative agreements;

     .    technological innovations by ourselves and our competitors;

     . announcements of new commercial products and initiatives by us, collaborative partners or competitors;

     .    changes in government regulation or new regulatory actions;

     .    changes in patent laws;

     .    developments concerning proprietary rights;

     .    developments in litigation initiated by or against us; and

     . fluctuations in the stock market price and volume of traded shares generally, especially fluctuations in the traditionally volatile technology and biotechnology sectors.

     Our stock price could drop below the price you paid for your shares. As a result, you could lose all or part of your investment.

We have a large amount of outstanding indebtedness and if we cannot meet our debt service requirements, we will have substantial liquidity problems and may not be able to implement our business plan.

     As of March 31, 2000, our long-term debt was approximately $157,400,000 ($150,000,000 of which is due to our sale of debentures and approximately $7.4 million which consists of capitalized leases). As a result of our large amount of indebtedness:

     .    our interest expense and related debt service costs are high;

     .    we may have difficulty obtaining additional financing; and

     . our ability to react quickly in an unfavorable economic climate is constrained.

     Currently, we are not generating sufficient cash flow from operations to satisfy our annual debt service payments. We may have to borrow additional funds or sell additional equity to meet our debt service obligations. If we are unable to satisfy our debt service requirements, we will have substantial liquidity problems, which would negatively impact our future prospects.

The debentures are subordinated to all existing and future Senior Debt and if we are unable to fully repay our debt, you may receive less than the holders of Senior Debt.

     The debentures are contractually subordinated in right of payment to our existing and future Senior Debt. As of March 31, 2000, we had approximately $10.1 million of Senior Debt, consisting exclusively of capitalized leases.
 ----
The indenture does not limit the creation of additional Senior Debt or any other indebtedness. Any significant additional indebtedness incurred may materially adversely impact our ability to service our debt, including the debentures. Due to the subordination provisions, in the event of our insolvency, funds which we would otherwise use to pay the holders of the debentures will be used to pay the holders of Senior Debt to the extent necessary to pay the Senior Debt in full. As a result of these payments, our general creditors may recover less, ratably, than the holders of our Senior Debt and such general creditors may recover more, ratably, than the holders of the debentures or our other subordinated indebtedness. In addition, the holders of our Senior Debt may, under certain circumstances, restrict or prohibit us from making payments on the debentures. As a result, if we are unable to fully repay our debt, you may receive less than the holders of the Senior Debt.


Our ability to repurchase the debentures with cash, if required upon a change of control, may be limited.

     In certain circumstances involving a change of control, the holders of the debentures may require us to repurchase some or all of the debentures. We may not have sufficient financial resources at such time or would be able to arrange financing to pay the repurchase price of the debentures. Our ability to repurchase the debentures in such event may be limited by law, by the indenture, by the terms of other agreements relating to our Senior Debt and by such indebtedness and agreements as may be entered into, replaced, supplemented or amended from time to time. We may be required to refinance our Senior Debt in order to make such payments. We may not have the financial ability to repurchase the debentures if payment for our Senior Debt is accelerated.


There is currently no trading market for our debentures and, although they are eligible to trade in the PORTAL market, you may have difficulty selling your debentures.

     The debentures are a new issue of securities for which there is currently an insignificant trading market. Although the debentures are eligible for trading in the PORTAL market, we cannot predict whether an active trading market for the debentures will develop or be sustained. If an active market for the debentures fails to develop or be sustained, the trading price of the debentures could fall. If an active trading market were to develop, the debentures could trade at prices that may be lower than the initial offering price. Whether or not the debentures could trade at lower prices depends on many factors, including:

     .    prevailing interest rates;

     .    the markets for similar securities;

     .    general economic conditions; and

     . our financial condition, historical financial performance and future prospects.


The market for unrated debt is subject to disruptions, which could have an adverse effect on the market price of the debentures.

     The debentures have not been rated. As a result, you will have the risks associated with an investment in unrated debt. Historically, the market for unrated debt has been subject to disruptions that have caused substantial volatility in the prices of such securities and greatly reduced liquidity for the holders of such securities. If the debentures are traded, they may trade at a discount from their initial offering price, depending on, among other things, prevailing interest rates, the markets for similar securities, general economic conditions and our financial condition, results of operations and prospects. The liquidity of, and trading markets for, the debentures also may be adversely affected by general declines in the market for unrated debt. Such declines may adversely affect the liquidity of, and trading markets for, the debentures, independent of our financial performance or prospects. In addition, certain regulatory restrictions prohibit certain types of financial institutions from investing in unrated debt, which may further suppress demand for such securities. We cannot assure you that the market for the debentures will not be subject to similar disruptions. Any such disruptions may have an adverse effect on you.

We must sell a substantial number of additional shares of common stock, which could adversely affect the trading price of our common stock and the debentures.

     We have a substantial number of shares of common stock subject to stock options and warrants and the debentures may be converted into shares of common stock. We cannot predict the effect, if any, that future sales of shares of common stock or debentures, or the availability of shares of common stock or debentures for future sale, will have on the market price of our common stock or debentures. Sales of substantial amounts of common stock (including shares issued upon the exercise of stock options or warrants or the conversion of the debentures), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and debentures.

                          FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference herein contain forward-looking statements. These statements relate to future events or our future financial performance. These statements include statements regarding (i) our plan to build additional technologies and to enhance our GeneScape platform and to systematically analyze the genetic basis of many common diseases, (ii) the expected transformation of the pharmaceutical industry and our opportunity with respect thereto, (iii) the likely success of our technologies, (iv) the expected benefits of the linkage to be provided by our PathCalling systems, (v) the expected benefits, effects, efficiency and performance of our services and products, (vi) our ability (a) to overcome the limitations of competing technologies, processes and databases by condensing key steps in gene-based discovery and development, (b) to develop, through our products and services, the next generation of therapeutic products for important complex diseases, (c) to populate our databases, and (d) to develop, in a timely fashion, a broad portfolio of research programs that encompass drug discovery, drug development and pharmacogenomics, (vii) the capacity of our products to predict the efficiency and safety of drugs already on the market, (viii) the suitability of Curagen discovered genes and proteins involved in diabetes, hypertension and ischemic stroke as targets for small molecule drug development and (ix) the expected future levels of losses, operating expenses and material commitments. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors" that may cause our or our industry's actual results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Before deciding to purchase our common stock you should carefully consider the risks described in the "Risk Factors" section, in additional to the other information set forth in this prospectus and the documents incorporated by reference herein.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statement to actual results.

                                TRADEMARKS


     GeneScape(R), GeneCalling(R), Niagara(R), QEA(R), OGI(R), SeqCalling(TM), PathCalling(TM), HitCalling(TM), GeneTools(TM), CuraShop(TM), Niagara(TM), MicroNiagara(TM), NanoNiagara(TM), CuraGen(TM), CuraMode(TM), CuraTools(TM), CuraMap(TM), CuraSelect(TM), CuraToxT(TM) and GeneScape Portal(TM) and other trademarks of CuraGen Corporation mentioned in this prospectus are the property of CuraGen Corporation. All other trademarks or trade names referred to herein are the property of their respective owners.

                      RATIO OF EARNINGS TO FIXED CHARGES

     We present below the ratio of our earnings to our fixed charges. Earnings consist of net loss plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, that portion of rental expense we believe to be representative of interest and preference dividends. The "pro forma" information for the year ended December 31, 1999 reflects our issuance of $150,000,000 of 6% Convertible Subordinated Debentures Due 2007, as if the issuance had occurred as of January 1, 1999.


                                                   YEAR ENDED DECEMBER 31,
                                                   -----------------------

                                                         1999           1999
                                             1998      (Actual)      (Pro forma)
                                           --------   ----------   -------------
Ratio of earnings to fixed charges......    (9.28)     (14.74)         (2.13)


Deficiency of earnings available to
cover fixed charges..................... $18,936,920  $25,762,760   $35,477,046


                         DESCRIPTION OF THE DEBENTURES

     We issued the debentures under a document called an "indenture", dated February 2, 2000. The indenture is a contract between us and The Chase Manhattan Bank, who acts as trustee. The terms of the debentures include those provided in the indenture and those provided in the registration rights agreement, which we entered into with the initial purchasers of the debentures.

     The following description is only a summary of the material provisions of the debentures, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of these debentures. You may request copies of these documents at our address set forth under the caption "Summary" on page 2.

     When we refer to CuraGen in this section, we refer only to CuraGen Corporation, a Delaware corporation, and not its future subsidiaries.


Brief Description of the Debentures

     The debentures are:

     .    limited to $150,000,000 aggregate principal amount;

     . general unsecured obligations, junior in right of payment to all of our existing and future Senior Debt;

     . convertible into our common stock at a conversion price of $63.8275 per share, subject to adjustment as described under "Conversion Rights";

     . redeemable at our option at the redemption prices set forth under "Optional Redemption by CuraGen";

     . subject to repurchase by us at your option if a change of control occurs; and

     . due on February 2, 2007, unless earlier redeemed by us at our option, converted or repurchased by us at your option.

     The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring Senior Debt or any other indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change in control of CuraGen except to the extent described under "--Repurchase at Option of Holders Upon a Change of Control" below.

     You may present definitive debentures for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global debentures, see "--Form, Denomination and Registration" below.


Interest

     The debentures will bear interest from February 2, 2000 at the rate of 6% per year, subject to adjustment upon the occurrence of a Reset Transaction. See "--Interest Rate Adjustments" below. We will pay interest semiannually on August 2 and February 2 of each year to the holders of record at the close of business on the preceding July 19 and January 19, respectively, beginning August 2, 2000. There are two exceptions to the preceding sentence:

     (1) In general, we will not pay interest accrued and unpaid on any debenture that is converted into our common stock. See "--Conversion Rights". Consequently, if a holder of debentures converts after a record date for an interest payment but prior to the corresponding interest payment date, it will receive on the interest payment date interest accrued and paid on such debentures, notwithstanding the conversion of such debentures prior to such interest payment date, because such holder will have been the holder of record on the corresponding record date. However, at the time such holder surrenders such debentures for conversion, it must pay us an amount equal to the interest that has accrued and will be paid on the interest payment date. The preceding sentence does not apply, however, to a holder that converts, after a record date for an interest payment but prior to the corresponding interest payment date, debentures that are called by us for redemption. Accordingly, if we redeem debentures on a date after a record date for an interest payment but prior to the corresponding interest payment date, and prior to the redemption date the holder of such debentures chooses to convert such debentures, the holder will not be required to pay us, at the time it surrenders such debentures for conversion, the amount of interest on such debentures it will receive on the interest payment date.

     (2) We will pay interest to a person other than the holder of record on the record date if we redeem the debentures on a date that is after the record date and prior to the corresponding interest payment date. In this instance, we will pay interest accrued and unpaid on the debentures being redeemed to but not including the redemption date to the same person to whom we will pay the principal of such debentures.

     Except as provided below, we will pay interest on:

     .    the global debentures to DTC in immediately available funds;

     . any definitive debentures having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these debentures; and

     . any definitive debentures having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these debentures.

     At maturity, we will pay interest on the definitive debentures at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

     We will pay principal and premium, if any, on:

     .    the global debentures to DTC in immediately available funds;

     . any definitive debentures at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

     Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.


Interest Rate Adjustments

     If a Reset Transaction occurs, the interest rate will be adjusted to equal the Adjusted Interest Rate from the effective date of such Reset Transaction to, but not including, the effective date of any succeeding Reset Transaction.

     A "Reset Transaction" means:

     . a merger, consolidation or statutory share exchange to which the entity that is the issuer of the common stock into which the debentures are then convertible is a party;

     .    a sale of all or substantially all the assets of that entity;

     .    a recapitalization of that common stock; or

     . a distribution described in clause (4) of the sixth paragraph under "--Conversion Rights" below,

after the effective date of which transaction or distribution the debentures would be convertible into:

     . shares of an entity the common stock of which had a dividend yield for the four fiscal quarters of such entity immediately preceding the public announcement of the transaction or distribution that was more than 2.5% higher than the dividend yield on our common stock (or other common stock then issuable upon conversion of the debentures) for the four fiscal quarters preceding the public announcement of the transaction or distribution; or

     . shares of an entity that announces a dividend policy prior to the effective date of the transaction or distribution which policy, if implemented, would result in a dividend yield on that entity's common stock for the next four fiscal quarters that would result in such a 2.5% increase.

     The "Adjusted Interest Rate" with respect to any Reset Transaction will be the rate per year that is the arithmetic average of the rates quoted by two dealers engaged in the trading of convertible securities selected by us or our successor as the rate at which interest should accrue so that the fair market value, expressed in dollars, of a debenture immediately after the later of:

     .    the public announcement of the Reset Transaction; or

     . the public announcement of a change in dividend policy in connection with the Reset Transaction,

will most closely equal the average Trading Price of a debenture for the 20 trading days preceding the date of public announcement of the Reset Transaction. However, the Adjusted Interest Rate will not be less than 6% per year.

     For purposes of the definition of Reset Transaction, the dividend yield on any security for any period means the dividends paid or proposed to be paid pursuant to an announced dividend policy on the security for that period divided by, if with respect to dividends paid on that security, the average Closing Price (as defined in the indenture) of the security during that period and, if with respect to dividends proposed to be paid on the security, the Closing Price of such security on the effective date of the related Reset Transaction.

     The "Trading Price" of a security on any date of determination means:

     . the closing sale price (or, if no closing sale price is reported, the last reported sale price) of a security (regular way) on the New York Stock

          Exchange on that date;

     . if that security is not listed on the NYSE on that date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which that security is listed;

     . if that security is not so listed on a U.S. national or regional securities exchange, the closing sale price as reported by the Nasdaq National Market;

     . if that security is not so reported, the last price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by us;

     . if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for that security; or

     . if that security is not so quoted, the average of that last bid and ask prices for that security from a dealer engaged in the trading of convertible securities.


Conversion Rights

     You may convert any outstanding debentures (or portions of outstanding debentures) into our common stock, initially at the conversion price of $63.8275 per share (equal to a conversion rate of 15.67 shares per $1,000 principal amount of debentures). The conversion price is, however, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of debentures. Instead, we will pay a cash adjustment based upon the closing sale price of our common stock on the business day immediately preceding the conversion date. You may convert debentures only in denominations of $1,000 and whole multiples of $1,000.

     You may exercise conversion rights at any time prior to the close of business on the business day preceding the maturity date of the debentures. However, if you are a holder of debentures that have been called for redemption, you must exercise your conversion rights prior to the close of business on the second business day preceding the redemption date, unless we default in payment of the redemption price. In addition, if you have exercised your right to require us to repurchase your debentures because a change of control has occurred, you may convert your debentures into our common stock only if you withdraw your notice and convert your debentures prior to the close of business on the business day immediately preceding the change of control repurchase date.

     Except as provided below, if you convert your debentures into our common stock on any day other than an interest payment date, you will not receive any interest that has accrued on these debentures. By delivering to the holder the number of shares issuable upon conversion, determined by dividing the principal amount of the debentures being converted by the conversion price, together with a cash payment, if any, in lieu of fractional shares, we will satisfy our obligation with respect to the debentures. That is, accrued but unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued and paid on such debentures, notwithstanding the conversion of such debentures prior to such interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender such debentures for conversion, you must pay us an amount equal to the interest that has accrued and will be paid on the debentures being converted on the interest payment date. However, the preceding sentence does not apply to debentures that are converted after being called by us for redemption. Accordingly, if we call your debentures for redemption on a date that is after a record date for an interest payment but prior to the corresponding interest payment date, and prior to the redemption date you choose to convert your debentures, you will not be required to pay us at the time you surrender such debentures for conversion the amount of interest on such debentures you will receive on the date that has been fixed for redemption. Furthermore, if we call your debentures for redemption on a date that is prior to a record date for an interest payment date, and prior to the redemption date you choose to convert your debentures, you will receive on the date that has been fixed for redemption the amount of interest you would have received if you had not converted your debentures.

     You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than yours. (If you convert any debenture within two years after its original issuance, the common stock issuable upon conversion will not be issued or delivered in a name other than yours unless the applicable restrictions on transfer have been satisfied.) Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

     To convert interests in the global debenture, you must deliver to DTC, Euroclear or Clearstream Banking S.A. (formerly Cedelbank) ("Clearstream"), as applicable, the appropriate instruction form for conversion pursuant to DTC's conversion program or in accordance with the normal operating procedures of Euroclear or Clearstream, as applicable, after application has been made to make the underlying common stock eligible for trading on Euroclear or Clearstream, as applicable. To convert a definitive debenture, you must:

     . complete the conversion notice on the back of the debenture (or a facsimile thereof);

     . deliver the completed conversion notice and the debentures to be converted to the specified office of the conversion agent;

     . pay all funds required, if any, relating to interest on the debentures to be converted to which you are not entitled, as described in the second preceding paragraph; and

     . pay all taxes or duties, if any, as described in the preceding paragraph.

     The conversion date will be the date on which all of the foregoing requirements have been satisfied. The debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of common stock into which the debentures are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date.

     We will adjust the initial conversion price for certain events, including:

     (1) issuances of our common stock as a dividend or distribution on our common stock;

     (2)  certain subdivisions and combinations of our common stock;

     (3) issuances to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock;

     (4) distributions to all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets (including securities, but excluding:

          (a)  the rights and warrants referred to in clause (3),

          (b) any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph, or

          (c)  any dividends or distributions paid exclusively in cash);

     (5) distributions consisting exclusively of cash to all holders of our common stock to the extent that such distributions, combined together with:

          (a) all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made, plus

          (b) any cash and the fair market value of other consideration paid for any tender offers by us or any of our subsidiaries for our common stock expiring within the preceding 12 months for which no adjustment has been made, exceeds 10% of our market capitalization on the record date for such distribution; market capitalization is the product of the then current market price of our common stock times the number of shares of our common stock then outstanding; and

     (6) purchases of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with:

          (a) any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding such tender offer for which no adjustment has been made, plus

          (b) the aggregate amount of any all-cash distributions referred to in clause (5) above to all holders of our common stock within 12 months preceding the expiration of tender offer for which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

     We will not make an adjustment in the conversion price unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

     If we:

     . reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

     . consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, the holders of the debentures may convert the debentures into the consideration they would have received if they had converted their debentures immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

     If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See "Certain United States Federal Income Tax

Considerations".

     We may from time to time, to the extent permitted by law, reduce the conversion price of the debentures by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Optional Redemption by CuraGen

Provisional Redemption

     At any time prior to February 2, 2003, we may redeem some or all of the debentures on at least 20 but not more than 60 days' notice at a provisional redemption price equal to 103% of the principal amount of debentures if:

     (1) the shelf registration statement covering resales of debentures and the common stock issuable upon conversion of the debentures is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date; and

     (2) the Current Market Value of our common stock equals or exceeds the following trigger prices for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the date the notice of the provisional redemption is mailed. The "Current Market Value" means the average of the high and low sale prices of our common stock, as reported on the Nasdaq National Market or any national securities exchange on which our common stock is then listed, on such trading day.

                                                         Trigger
                                                         -------
          During the Twelve Months Commencing             Price
          -----------------------------------          ----------
          February 2, 2000..................            $108.5067
          February 2, 2001..................            $102.1240
          February 2, 2002..................            $ 95.7412

     The redemption trigger prices are calculated as a percentage of the debenture conversion price. Therefore, the trigger prices are subject to adjustment in the event the conversion price is adjusted. We must also give the trustee 30 days notice of the redemption.

     Upon any provisional redemption, we will make an additional payment (the "interest make-whole payment") with respect to the debentures we call for provisional redemption. The interest make-whole payment will equal the sum of:

     (1) the present value of the aggregate amount of the interest that would otherwise have accrued from the provisional redemption date through February 2, 2003 (the "interest make-whole period"); and

     (2) unpaid Additional Amounts (as defined in "--Registration Rights"), if any.

     We will calculate the present value by using the bond equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the interest make-whole period, as of the date the notice of the provisional redemption is mailed. We will pay the interest make-whole payment on all debentures we call for provisional redemption, including those debentures which are converted into our common stock after the date the notice of the provisional redemption is mailed and prior to the provisional redemption date. We will pay the interest make-whole payment in cash or, at our option, in common stock. The number of shares of common stock a holder will receive will equal the amount of the interest make-whole payment divided by 95% of the average of the Trading Prices of our common stock for the five trading days immediately preceding and including the third day prior to the date of the provisional redemption. However, we may not pay you in common stock unless we satisfy certain conditions described in the indenture.

     In addition, we will pay interest on the debentures being redeemed, including those debentures which are converted into our common stock after the date the notice of the provisional redemption is mailed and prior to the provisional redemption date. This interest will include interest accrued and unpaid to, but excluding, the provisional redemption date. If the provisional redemption date is an interest payment date, we will pay the interest to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the provisional redemption price.

Non-provisional Redemption

     At any time on or after February 2, 2003, we may redeem some or all of the debentures on at least 20 but not more than 60 days' notice, at the following redemption prices (expressed in percentages of the principal amount).

                                                  Redemption
                                                  ----------
     During the Twelve Months Commencing             Price
     -----------------------------------             -----
     February 2, 2003..................              103%
     February 2, 2004..................              102%
     February 2, 2005..................              101%
     February 2, 2006..................              100%

     In addition, we will pay interest on the debentures being redeemed, including those debentures which are converted into our common stock after the date the notice of the redemption is mailed and prior to the redemption date. This interest will include interest accrued and unpaid to, but excluding, the redemption date. If the redemption date is an interest payment date, we will pay the interest to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the redemption price.

Repurchase at Option of Holders Upon a Change of Control

     If a change of control occurs, you will have the right to require us to repurchase all of your debentures not previously called for redemption, or any portion of those debentures that is equal to $1,000 or a whole multiple of $1,000. The repurchase date is 45 days after the date we give notice of a change of control. The repurchase price is equal to 100% of the principal amount of the debentures to be repurchased. We will also pay interest accrued and unpaid to, but excluding, the repurchase date.

     Instead of paying the repurchase price in cash, we may pay the repurchase price in common stock. The number of shares of common stock a holder will receive will equal the repurchase price divided by 95% of the average of the closing sale prices of our common stock for the five trading days immediately preceding and including the third day prior to the repurchase date. However, we may not pay in common stock unless we satisfy certain conditions prior to the repurchase date as provided in the indenture.

     Within 30 days after the occurrence of a change of control, we are required to give you notice of the occurrence of the change of control and of your resulting repurchase right. To exercise the repurchase right, you must deliver prior to or on the 30th day after the date of our notice written notice to the trustee of your exercise of your repurchase right, together with the debentures with respect to which your right is being exercised. Your notice will be irrevocable, except with respect to conversion rights. You may withdraw this otherwise irrevocable notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date, so long as you also convert these debentures prior to the close of business on the business day immediately preceding the repurchase date. We will not pay interest accrued and unpaid on any of the debentures you convert.

     A "change of control" will be deemed to have occurred at such time after the original issuance of the debentures when either of the following has occurred:

     . the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

     . our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

          (1) any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; and

          (2) any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

     However, a change of control will be deemed not to have occurred if the closing sale price per share of our common stock for any five trading days within:

     . the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first clause above, or

     . the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the second clause above,

equals or exceeds 110% of the conversion price of the debentures in effect on each such trading day. The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     Rule 13e-4 under the Exchange Act, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the debentures. We will comply with this rule to the extent applicable at that time.

     We may, to the extent permitted by applicable law, at any time purchase the debentures in the open market or by tender at any price or by private agreement. Any debenture so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any debentures surrendered to the trustee may not be reissued or resold and will be canceled promptly.

     The change of control feature of the debentures may in certain circumstances make more difficult or discourage a takeover of CuraGen and thus, the removal of incumbent management. The repurchase right is not the result of our knowledge of any effort to accumulate any common stock or to obtain control of CuraGen by means of a merger, tender offer, solicitation, or otherwise, or part of a plan by us to adopt a series of anti-takeover provisions. Instead, this right is the result of negotiations between us and the initial purchasers.

     The foregoing provisions would not necessarily protect holders of the debentures if highly leveraged or other transactions involving us occur that may adversely affect holders.

     Our ability to repurchase debentures upon the occurrence of a change in control is subject to important limitations. The occurrence of a change in control could cause an event of default under, or be prohibited or limited by, the terms of Senior Debt that we may incur in the future. As a result, any repurchase of the debentures would, absent a waiver, be prohibited under the subordination provisions of the indenture until the Senior Debt is paid in full. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the debentures that might be delivered by holders of debentures seeking to exercise the repurchase right. Any failure by us to repurchase the debentures when required following a change in control would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under Senior Debt that we may incur in the future. See "--Subordination" below.

Subordination

     The debentures are subordinated in right of payment to the prior payment in full of all our existing and future Senior Debt. The indenture provides that in the event of any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of our Senior Debt will first be paid in respect of all Senior Debt in full in cash or other payment satisfactory to the holders of Senior Debt before we make any payments of principal of, or premium, if any, and interest (including Additional Amounts or interest make-whole payments, if any) on the debentures. In addition, if the debentures are accelerated because of an event of default, the holders of any Senior Debt would be entitled to payment in full in cash or other payment satisfactory to the holders of Senior Debt of all obligations in respect of Senior Debt before the holders of the debentures are entitled to receive any payment or distribution. Under the indenture, we must promptly notify holders of Senior Debt if payment of the debentures is accelerated because of an event of default.

     The indenture further provides if any default by us has occurred and is continuing in the payment of principal of or premium, if any, or interest on, rent or other payment obligations in respect of, any Senior Debt, no payment may be made on account of principal of, premium, if any, or interest on the debentures (including Additional Amounts or interest make-whole payments, if any), until all such payments due in respect of that Senior Debt have been paid in full in cash or other payment satisfactory to the holders of that Senior Debt. During the continuance of any event of default with respect to any Designated Senior Debt (other than a default in payment of the principal of or premium, if any, or interest on, rent or other payment obligations in respect of any Designated Senior Debt), permitting the holders thereof to accelerate the maturity thereof (or, in the case of any lease, permitting the landlord either to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made by us, directly or indirectly, with respect to principal of or premium, if any, or interest on the debentures (including Additional Amounts or interest make-whole payments, if any) for 179 days following written notice to us, from any holder, representative or trustee under any agreement pursuant to which that Designated Senior Debt may have been issued, that such an event of default has occurred and is continuing, unless such event of default has been cured or waived or that Designated Senior Debt has been paid in full in cash or other payment satisfactory to the holders of that Designated Senior Debt. However, if the maturity of that Designated Senior Debt is accelerated (or, in the case of a lease, as a result of such events of default, the landlord under the lease has given us notice of its intention to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made on the debentures until that Designated Senior Debt has been paid in full in cash or other payment satisfactory to the holders of that Designated Senior Debt or such acceleration (or termination, in the case of the lease) has been cured or waived.

     By reason of such subordination provisions, in the event of insolvency, funds which we would otherwise use to pay the holders of debentures will be used to pay the holders of Senior Debt to the extent necessary to pay Senior Debt in full in cash or other payment satisfactory to the holders of Senior Debt. As a result of these payments, our general creditors may recover less, ratably, than holders of Senior Debt and such general creditors may recover more, ratably, than holders of debentures.

     "Senior Debt" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or termination payment with respect to or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our Indebtedness, whether outstanding on the date of the indenture or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by us (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness, the instrument creating or evidencing such Indebtedness or the assumption or guarantee thereof expressly provides that that Indebtedness shall not be senior in right of payment to the debentures or expressly provides that such Indebtedness is equal with or junior to the debentures. However, the term "Senior Debt" does not include our Indebtedness to any of our subsidiaries of which we own, directly or indirectly, a majority of the voting stock.

     "Indebtedness" means, with respect to any person:

     (1) all indebtedness, obligations and other liabilities (contingent or otherwise) of that person for borrowed money (including obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or other instruments for the payment of money, or incurred in connection with the acquisition of any property, services or assets (whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof), other than any account payable or other accrued current liability or obligation to trade creditors incurred in the ordinary course of business in connection with the obtaining of materials or services;

     (2) all reimbursement obligations and other liabilities (contingent or otherwise) of that person with respect to letters of credit, bank guarantees, bankers' acceptances, surety bonds, performance bonds or other guaranty of contractual performance;

     (3) all obligations and liabilities (contingent or otherwise) in respect of (A) leases of such person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person, and (B) any lease or related documents (including a purchase agreement) in connection with the lease of real property which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the landlord and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase the leased property;

     (4) all obligations of such person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

     (5) all direct or indirect guaranties or similar agreements by that person in respect of, and obligations or liabilities (contingent or otherwise) of that person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (4);

     (6)  any indebtedness or other obligations described in clauses (1) through
          (4) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person; and

     (7) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through
          (6).

     "Designated Senior Debt" means our Senior Debt which, at the date of determination, has an aggregate amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million (subject to certain exceptions) and is specifically designated in the instrument evidencing or governing that Senior Debt as "Designated Senior Debt" for purposes of the indenture. However, the instrument may place limitations and conditions on the right of that Senior Debt to exercise the rights of Designated Senior Debt. At December 31, 1999, we had approximately $11.0 million of Senior Debt and no Designated Senior Debt. The indenture does not restrict the creation of Senior Debt or any other indebtedness in the future.

     The debentures are our obligations exclusively and will be, in effect, subordinated to all Indebtedness (including trade payables) of any subsidiaries that we own in the future. The indenture does not limit the amount of Indebtedness or other liabilities any future subsidiaries may incur. Our ability to make required interest, principal, repurchase, cash conversion or redemption payments on the debentures may be impaired as a result of the obligations of any future subsidiaries. Any future subsidiaries would be separate and distinct legal entities and would have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debentures or to make any funds available therefor, whether by dividends, loans or other payments. Any right we have to receive assets of any of our future subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that we are ourselves recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

     In the event that, notwithstanding the foregoing, the trustee or any holder of debentures receives any payment or distribution of assets of any kind in contravention of any of the subordination provisions of the indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the debentures before all Senior Debt is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of the holders of the Senior Debt or their representative or representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt.

     We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the debentures. The trustee's claims for such payments will be senior to those of holders of the debentures in respect of all funds collected or held by the trustee.

Events of Default

     Each of the following constitutes an event of default under the indenture:

     (1) our failure to pay when due the principal of or premium, if any, on any of the debentures at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

     (2) our failure to pay an installment of interest (including Additional Amounts, if any) on any of the debentures for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture;

     (3) our failure to perform or observe any other term, covenant or agreement contained in the debentures or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the debentures then outstanding;

     (4) our default under any Indebtedness for money borrowed by us, the aggregate outstanding principal amount of which is in an amount in excess of $7.5 million, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the debentures then outstanding, which default:

          . is caused by our failure to pay when due principal or interest on such Indebtedness by the end of the applicable grace period, if any, unless such Indebtedness is discharged; or

          . results in the acceleration of such Indebtedness, unless such acceleration is waived, cured, rescinded or annulled; and

     (5)  certain events of our bankruptcy, insolvency or reorganization.

     The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the debentures notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the debentures when due or in the payment of any redemption or repurchase obligation.

     If an event of default specified in clause (5) above occurs and is continuing, then automatically the principal of all the debentures and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (5) above (the default not having been cured or waived as provided under "-- Modifications, Amendments and Meetings" below), the trustee or the holders of at least 25% in aggregate principal amount of the debentures then outstanding may declare the debentures due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of debentures by appropriate judicial proceedings. Such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the debentures then outstanding or a majority in aggregate principal amount of the debentures represented at a meeting at which a quorum (as specified under "--Modifications, Amendments and Meetings" below) is present, in each case upon the conditions provided in the indenture.

     The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of debentures before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the debentures then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the debentures then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

     We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Merger or Assumption

     We may, without the consent of the holders of debentures, consolidate with, merge into or transfer all or substantially all of our assets to any other corporation organized under the laws of the United States or any of its political subdivisions provided that:

     . the surviving corporation assumes all our obligations under the indenture and the debentures;

     . at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

     .    certain other conditions are met.

Modifications, Amendments and Meetings

Changes Requiring Approval of Each Affected Holder

     The indenture (including the terms and conditions of the debentures) cannot be modified or amended without the written consent or the affirmative vote of the holder of each debenture affected by such change to:

     . change the maturity of the principal of or any installment of interest on that debenture (including any payment of Additional Amounts);

     . reduce the principal amount of, or any premium or interest on (including any payment of Additional Amounts), that debenture;

     .    change the currency of payment of that debenture or interest thereon;

     . impair the right to institute suit for the enforcement of any payment on or with respect to that debenture;

     .    modify our obligations to maintain an office or agency in New York
          City;

     . except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a change of control or the conversion rights of holders of the debentures;

     . modify the subordination provisions of the indenture in a manner adverse to the holders of debentures;

     . modify the redemption provisions of the indenture in a manner adverse to the holders of debentures;

     . reduce the percentage in aggregate principal amount of debentures outstanding necessary to modify or amend the indenture or to waive any past default; or

     . reduce the percentage in aggregate principal amount of debentures outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of debentures at which a resolution is adopted.

Changes Requiring Majority Approval

     The indenture (including the terms and conditions of the debentures) may be modified or amended either:

     . with the written consent of the holders of at least a majority in aggregate principal amount of the debentures at the time outstanding; or

     . by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount of the debentures represented at such meeting.

Changes Requiring No Approval

     The indenture (including the terms and conditions of the debentures) may be modified or amended by us and the trustee, without the consent of the holder of any debenture, for the purposes of, among other things:

     .    adding to our covenants for the benefit of the holders of debentures;

     .    surrendering any right or power conferred upon us;

     . providing for conversion rights of holders of debentures if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

     . providing for the assumption of our obligations to the holders of debentures in the case of a merger, consolidation, conveyance, transfer or lease;

     . reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of debentures;

     . complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

     . making any changes or modifications necessary in connection with the registration of the debentures under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of debentures in any material respect;

     . curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of debentures in any material respect; or

     . adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of debentures.

Meetings

     The indenture contains provisions for convening meetings of the holders of debentures to consider matters affecting their interests.

Quorum

     The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the debentures at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of the aggregate principal amount.

Satisfaction and Discharge

     We may satisfy and discharge our obligations under the indenture while debentures remain outstanding, subject to certain conditions, if:

     . all outstanding debentures will become due and payable at their scheduled maturity within one year; or

     . all outstanding debentures are scheduled for redemption within one year,

and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding debentures on the date of their scheduled maturity or the scheduled date of redemption.

Governing Law

     The indenture and the debentures are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

     The Chase Manhattan Bank, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the debentures. American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

     When we issued the debentures, we entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the debentures. Pursuant to the agreement, we agreed to, at our expense:

     . use our reasonable efforts to keep this registration statement effective until the earliest of:

           --two years after the last date of original issuance of any of the debentures;

           --the date when the holders of the debentures and the common stock issuable upon conversion of the debentures are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

           --the date when all of the debentures and the common stock into which the debentures are convertible that are owned by the holders who complete and deliver in a timely manner the selling securityholder election and questionnaire described below are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement.

     Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days. We may suspend the holder's use of the prospectus for a reasonable period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

     . the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

     . we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

     However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days. Each holder, by its acceptance of a debenture, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

     Upon the initial sale of debentures or common stock issued upon conversion of the debentures, each selling holder will be required to deliver a notice of such sale to the trustee and us. The notice will, among other things:

     . identify the sale as a transfer pursuant to the shelf registration statement;

     . certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with; and

     . certify that the selling holder and the aggregate principal amount of debentures or number of shares, as the case may be, owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

     If, the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 45th or 60th day, as the case may be (each, a "registration default"), additional interest (the "Additional Amounts") will accrue on the debentures, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional Amounts will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date, as applicable, following the date on which such Additional Amounts begin to accrue, and will accrue at a rate per year equal to:

     . an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

     . an additional 0.5% of the principal amount from and after the 91st day following such registration default.

     In no event will Additional Amounts accrue at a rate per year exceeding 0.5%. If a holder has converted some or all of its debentures into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the debentures converted. A holder will not be entitled to Additional Amounts unless it has provided all information requested by the questionnaire prior to the twenty business day deadline.

Form, Denomination and Registration

     Denomination and Registration. The debentures were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

     Global Debentures; Book-Entry Form. Debentures sold in the United States in reliance on Rule 144A under the Securities Act or in offshore transactions in reliance on Regulation S under the Securities Act were represented by a single, permanent global debenture in definitive, fully-registered form without interest coupons. The global debenture was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

     Investors who are "qualified institutional buyers" as defined in Rule 144A under the Securities Act ("QIBs") and who purchase debentures in reliance on Rule 144A may hold their interests in the global debenture directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

     Investors who purchase debentures in offshore transactions in reliance on Regulation S under the Securities Act may hold their interests in the global debenture directly through Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system and Clearstream, if they are participants in these systems, or indirectly through organizations that are participants in these systems. Euroclear and/or Clearstream will hold interests in the global debenture on behalf of their participants through their respective depositaries, which in turn will hold the interests in the global debenture in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A., is acting initially as depositary for Clearstream, and The Chase Manhattan Bank is acting initially as depositary for Euroclear.

     Debentures transferred to institutional accredited investors (as defined in Rules 501(a)(1), (2), (3) or (7) under the Securities Act) or to non-institutional accredited investors (as defined in Rule 501(a)(4), (5) or (6) under the Securities Act) that are not QIBs will be issued and physically delivered in fully registered, definitive form and may not be represented by interests in the global debenture. Otherwise, except in the circumstances described below, holders of debentures represented by interests in the global debenture will not be entitled to receive definitive debentures.

     Upon transfer of a definitive debenture to a QIB pursuant to Rule 144A or in an offshore transaction pursuant to Rule 904 of Regulation S, the definitive debenture will be exchanged for an interest in the global debenture, and the transferee will be required to hold its interest through a participant in DTC, Euroclear or Clearstream, as applicable. Upon transfer of a beneficial interest in a global debenture to an institutional accredited investor, the beneficial interest will be exchanged for a definitive debenture. All transfers described in this paragraph are subject to certain restrictions set forth in the indenture, including a requirement for the delivery of certain certifications and other documents.

     Except as set forth below, the global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     DTC has advised us that it is:

     . a limited purpose trust company organized under the laws of the State of New York;

     .    a member of the Federal Reserve System;

     . a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     . a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities of institutions that have accounts with DTC and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include:

     .    securities brokers and dealers;

     .    banks;

     .    trust companies;

     .    clearing corporations; and

     .    certain other organizations.

     Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of the global debenture, DTC credited, on its book-entry registration and transfer system, the respective principal amounts of the individual beneficial interests represented by the global debenture to the accounts of participants. The accounts credited were designated by the initial purchasers of the beneficial interests. Ownership of beneficial interests in the global debenture is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global debenture is shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and the participants (with respect to the owners of beneficial interests in the global debenture other than participants).

     So long as DTC or its nominee is the registered holder and owner of the global debenture, DTC or its nominee, as the case may be, will be considered the sole legal owner of the debentures represented by the global debenture for all purposes under the indenture and the debentures. Except as set forth below, owners of beneficial interests in the global debenture will not be entitled to receive definitive debentures and will not be considered to be the owners or holders of any debentures under the global debenture. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global debenture desires to take any action that DTC, as the holder of the global debenture, is entitled to take, DTC would authorize the participants to take the action, and that participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global debenture will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream.

     We will make payments of the principal, premium, if any and interest (including Additional Amounts and interest make-whole payments, if any) on the debentures represented by the global debenture registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debenture.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global debenture, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global debenture as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in the global debenture held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for these customers. The payments, however, will be the responsibility of the participants and indirect participants, and neither we, the trustee nor any paying agent or conversion agent will have any responsibility or liability for:

          . any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global debenture;

          . maintaining, supervising or reviewing any records relating to the beneficial ownership interests;

          . any other aspect of the relationship between DTC and its participants; or

          . the relationship between the participants and indirect participants and the owners of beneficial interests in the global debenture.

     Unless and until it is exchanged in whole or in part for definitive debentures, the global debenture may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

     Participants in DTC will effect transfers with other participants in the ordinary way in accordance with DTC rules and will settle transfers in same-day funds. Participants in Euroclear and Clearstream will effect transfers with other participants in the ordinary way in accordance with the rules and operating procedures of Euroclear and Clearstream, as applicable. If a holder requires physical delivery of a definitive debenture for any reason, including to sell debentures to persons in jurisdictions which require physical delivery or to pledge debentures, the holder must transfer its interest in the global debenture in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

     Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global debenture in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global debenture from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and the credit of any transactions interests in the global debenture settled during the processing day will be reported to the relevant Euroclear or Clearstream participant on that day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global debenture by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

     We expect that DTC will take any action permitted to be taken by a holder of debentures (including the presentation of debentures for exchange as described below) only at the direction of one or more participants to whose accounts at DTC interests in the global debenture are credited and only in respect of the portion of the aggregate principal amount of the debentures as to which the participant or participants has or have given direction. However, if there is an event of default under the debentures, DTC will exchange the global debenture for definitive debentures, which it will distribute to its participants. These definitive debentures are subject to certain restrictions on registration of transfers and will bear appropriate legends restricting their transfer.

     Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in the global debenture among participants of DTC, Euroclear, and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the global debenture or ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days, we will issue definitive debentures in exchange for the global debenture. The definitive debentures will be subject to certain restrictions on registration of transfers and will bear appropriate legends concerning these restrictions.

     Definitive Debentures. A QIB may request that its debenture be issued in definitive form, and may request at any time that its interest in a global debenture be exchanged for a debenture in definitive form. Definitive debentures may also be issued in exchange for debentures represented by the global debentures if we do not appoint a successor depositary as set forth above under "--Global Debentures; Book-Entry Form" or in certain other circumstances set forth in the indenture.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material U.S. federal income tax consequences of the purchase, ownership, disposition and conversion of the debentures and the common stock into which debentures may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations.

     This summary does not deal with all aspects of U.S. federal income taxation that may be relevant to holders of the debentures or common stock and does not deal with tax consequences arising under the laws of any state, local or foreign jurisdiction or with any estate or gift tax considerations. This summary deals only with holders that will hold debentures and common stock as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules such as banks, insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect mark-to-market treatment, persons that will hold debentures or common stock as part of an integrated investment (including a "straddle") comprised of debentures or shares of common stock and one or more other positions, persons that have a "functional currency" other than the U.S. dollar or holders of debentures that did not acquire the debentures in the initial distribution thereof at their original issue price.

     For the purpose of this discussion, a "U.S. Holder" refers to (a) an individual who is a citizen or resident of the United States, (b) a U.S. domestic corporation or (c) any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in the debentures.

     We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding debentures or common stock, and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

     PROSPECTIVE HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR OWNERSHIP AND DISPOSITION OF THE DEBENTURES, INCLUDING CONVERSION OF THE DEBENTURES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES. WE HAVE BEEN ADVISED BY OUR COUNSEL, MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C., THAT WHILE THE FOLLOWING DOES NOT PURPORT TO DISCUSS ALL TAX MATTERS RELATING TO THE DEBENTURES AND COMMON STOCK, THE FOLLOWING ARE THE MATERIAL TAX CONSIDERATIONS OF THE DEBENTURES AND COMMON STOCK, SUBJECT TO THE QUALIFICATIONS SET FORTH BELOW.

Material U.S. Federal Income Tax Considerations Applicable to U.S. Holders

Interest on Debentures

     Stated interest on the debentures generally will be taxable to a U.S. Holder as ordinary interest income at the time that such interest is accrued or received in accordance with the holder's regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Retirement of Debentures

     In general, a U.S. Holder of debentures will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of the debentures (other than a conversion into common stock or a repurchase for common stock) measured by the difference between (a) the amount realized (except to the extent attributable to accrued but unpaid interest which will be treated as such) and (b) the U.S. Holder's adjusted tax basis in the debentures. Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a debenture will be capital gain or loss, and generally will be long-term capital gain or loss if the debenture has been held for more than one year at the time of the sale or exchange.

Conversion or Repurchase for Common Stock

     In general, a holder of debentures will not recognize gain or loss on the conversion of the debentures into shares of common stock or a repurchase of a debenture for common stock, except upon the receipt of cash in lieu of a fractional share. The holder's tax basis in the shares of common stock received upon conversion or repurchase of the debentures will equal the holder's aggregate basis in the debentures exchanged therefor (less any portion thereof allocable to a fractional share). The holding period of the shares of common stock received by the holder upon conversion or repurchase of debentures generally will include the period during which the holder held the debentures prior to conversion or repurchase. Cash received in lieu of a fractional share of common stock should be treated as a payment in exchange for such fractional share (rather than a dividend). Gain or loss recognized on the receipt of cash paid in lieu of a fractional share generally will equal the difference between the amount of cash received and the tax basis allocable to the fractional share. Any such gain or loss generally will result in capital gain or loss, and generally will be long-term capital gain or loss if the debentures were held for more than one year at the time of conversion or repurchase.

Registration Rights; Additional Amounts

     The registration of the debentures pursuant to our obligations under "Description of the Debentures--Registration Rights" will not constitute a taxable event for U.S. federal income tax purposes and will not affect a U.S. Holder's tax basis in the debentures. A U.S. Holder's holding period for the registered debentures will include the holding period such U.S. Holder had in the debentures before such debentures were registered.

     We intend to take the position that the possibility that holders of debentures will be paid Additional Amounts due to a failure to register within the prescribed time periods is a remote or incidental contingency as of the issue date of the debentures, within the meaning of the applicable Treasury Regulations. Accordingly, any Additional Amount should be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with such U.S. Holder's regular method of tax accounting. Our determination that the payment of Additional Amounts is a remote or incidental contingency is binding upon all holders of the debentures, unless a holder properly discloses to the IRS that it is taking a contrary position.

Interest Rate Reset

     We intend to take the position that the possibility of an interest rate reset as described under "Description of the Debentures--Interest Rate Adjustments" is a remote contingency as of the issue date of the debentures within the meaning of the applicable Treasury Regulations. Under this approach, if an interest rate reset occurs, interest paid at the Adjusted Interest Rate would be treated as stated interest on the debentures that is subject to the same rules as described under-- "Interest on Debentures." Our determination that the possibility of an interest rate reset is a remote contingency is binding upon all holders of the debentures, unless a holder properly discloses to the IRS that it is taking a contrary position.

     It is possible, however, that the IRS might take a different position, in which case U.S. Holders might be required to treat the debentures as contingent payment debt instruments. The rules applicable to contingent payment debt instruments are complex. Very generally, if the debentures were treated as contingent payment debt instruments, U.S. Holders would be required to accrue interest on the debentures at a "comparable yield", which is likely to be higher than the stated rate of interest on the debentures, and any gain on sale, exchange, redemption or retirement of debentures would be treated as ordinary income rather than as capital gain. Prospective holders are urged to consult their own tax advisors regarding the foregoing.

Adjustments to Conversion Price-Constructive Dividends

     If at any time (a) we make a distribution to our shareholders or purchase common stock in a tender offer and such distribution or purchase would be taxable to such stockholders as a dividend for U.S. federal income tax purposes (e.g., distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for common stock) and, pursuant to the antidilution provisions of the indenture, the conversion rate of the debentures is increased, or (b) the conversion rate of the debentures is increased at our discretion, such increase may be deemed to be the payment of a taxable dividend to holders or beneficial owners of debentures (pursuant to Section 305 of the Code). Holders of debentures therefore could have taxable income as a result of an event in which they receive no cash or property. Similarly, a failure to adjust the conversion rate to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock could, in some circumstances, give rise to deemed dividend income to U.S. Holders of such common stock.

Dividends Paid on the Shares

     In general, a U.S. Holder will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the common stock after a conversion or repurchase for common stock (or deemed distributions on the debentures as described above under "Adjustments to Conversion Price-- Constructive Dividends") to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. Holder's tax basis in its common stock and, to the extent in excess of such tax basis, will be treated as gain from a sale or exchange of such common stock.

Disposition of Shares

     Gain or loss realized on the sale or exchange of common stock will equal the difference between (a) the amount realized on such sale or exchange and (b) the holder's adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held (e.g., by reason of ownership of the debentures) the common stock for more than one year.

Material U.S. Federal Income Tax Considerations Applicable to Non-U.S. Holders

Interest on Debentures

     Payment on a debenture by us or any paying agent to a holder of a debenture that is not a U.S. Person (as defined below) (a "Non-U.S. Holder") will not be subject to withholding of U.S. federal income tax, provided that, with respect to payments of interest, (a) the holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of our capital stock and is not a controlled foreign corporation related to us through stock ownership and (b) the beneficial owner of the debenture provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a Non-U.S. Holder in compliance with applicable requirements (or, with respect to payments made after December 31, 2000, satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. Holder).

     If these requirements are not satisfied, a thirty percent withholding tax will apply to interest payments on the debentures, unless the interest is effectively connected with a U.S. trade or business, or an applicable treaty provides for a lower rate of, or exemption from, withholding tax.

     For this purpose, a "U.S. Person" is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust if (a) a U.S. court is able to exercise primary supervision over the trust's administration and (b) one or more United States persons have the authority to control all of the trust's substantial decisions.

Sale, Exchange or Redemption of Debentures or Shares of Common Stock

     In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of debentures or shares of common stock received in exchange therefor, unless (a) such gain is effectively connected with the conduct by the holder of a trade or business in the United States or (b) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and either (A) such gain or income is attributable to an office or other fixed place of business maintained in the United States by such holder or (B) such holder has a tax home in the United States.

Conversion of Debentures

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of a debenture into shares of common stock. However, to the extent a Non-U.S. Holder receives cash in lieu of a fractional share upon conversion, any gain upon the receipt of cash would be subject to the rules described above regarding the sale or exchange of common shares.

Dividends on Shares of Common Stock

     In general, any dividend paid, or deemed paid, on common stock (including a deemed distribution on the debentures described above under "Certain Federal Income Tax Consequences Applicable to U.S. Holders-Adjustments to Conversion Price-Constructive Dividends," or a payment of Additional Amounts with respect to common stock) to a Non-U.S. Holder will be subject to U.S. federal income tax withholding at a rate of 30%, unless (a) a lower rate is provided by an applicable tax treaty or (b) the distribution is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder. For either of these exceptions to apply, the Non-U.S. Holder may be required to provide a properly executed certificate claiming the benefit of a treaty or exemption.

Federal Estate Taxes

     A debenture will not be subject to U.S. federal estate tax as a result of the death of a holder who is not a citizen or resident of the United States at the time of death, provided that such holder did not at the time of death actually or constructively own 10 percent or more of the combined voting power of all classes of our stock and, at the time of such holder's death, payments of interest on such debenture would not have been effectively connected with the conduct by such holder of a trade or business in the United States.

     Common stock owned or treated as being owned by a Non-U.S. Holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

U.S. Holders

     Information reporting and backup withholding may apply to payments of principal, interest, premium or dividends on or the proceeds from the sale or other disposition (including a payment of cash in lieu of a fractional share upon conversion) of the debentures or common stock with respect to certain noncorporate U.S. Holders. Such U.S. Holders generally will be subject to backup withholding at a rate of 31 % unless the U.S. Holder provides a correct taxpayer identification number and certain other information, certified under penalties of perjury, to the payor, or otherwise establishes an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. Holder's federal income tax liability, provided the proper information is provided to the IRS.

Non-U.S. Holders

     In general, information reporting will apply to payments of interest and/or premium (if any) on the debentures or dividends on the common stock, and backup withholding at a rate of 31% may apply unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption. In addition, information reporting and backup withholding will apply to payments of principal on the debentures unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a debenture or common stock effected outside the United States by a foreign office of a foreign "broker"
(as defined in applicable Treasury regulations), provided that such broker (a) derives less than 50 percent of its gross income for certain periods from the conduct of a trade or business in the United States, (b) is not a controlled foreign corporation for U.S. federal income tax purposes and (c) with respect to sales effected after December 31, 2000, is not a foreign partnership that, at any time during its taxable year, is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business. Payment of the proceeds of the sale of a debenture or common stock effected outside the United States by a foreign office of any other broker will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of a sale or other disposition (including a payment of cash in lieu of a fractional share upon conversion) of a debenture or common stock by the United States office of a broker will be subject to information reporting requirements and backup withholding tax unless the beneficial owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

                         DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws is a summary and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws.

     Our authorized capital stock consists of 250,000,000 shares of common stock, par value of $.01 per share, 3,000,000 shares of non-voting common stock, par value of $.01 per share and 5,000,000 shares of preferred stock, par value of $.01 per share. As of May 31, 2000, there were 36,592,249 shares of common stock outstanding, held of record by 141 stockholders and 1,955,272 shares of non-voting common stock outstanding held by one stockholder. In addition, as of May 31, 2000, there were outstanding options to purchase 4,726,790 shares of common stock and warrants to purchase 40,000 shares of common stock.

Common Stock

     Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of our common stock are entitled to receive ratably such dividends as are declared by the Board of Directors out of funds legally available therefor except that
(a) no cash dividends will be declared and paid on the common stock unless at the same time an equal cash dividend is declared and paid, per share, on the non-voting common stock, and (b) no dividend of property (including our capital stock) will be declared and paid on the common stock unless a dividend of an equal amount of the same property has also been declared and paid, per share, on the non-voting common stock. See "Dividend Policy". In the event we liquidate, dissolve or wind up the affairs of our business, holders of common stock and non-voting common stock have the right (together as one class) to a ratable portion of assets remaining after the payment of all debts and other liabilities. Holders of our common stock have neither preemptive rights nor rights to convert their common stock into any other securities and are not subject to future calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares issuable upon conversion of the debentures will be, fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of our shares of preferred stock that we may designate and issue in the future.

Non-Voting Common Stock

     Except as provided under the Delaware General Corporate Law, the holders of our non-voting common stock are not entitled to vote on any matters submitted to a vote of stockholders. The holders of our non-voting common stock are entitled to receive ratably such dividends as are declared by the Board of Directors out of funds legally available therefor, except that (a) no cash dividends will be declared and paid on our non-voting common stock unless at the same time an equal cash dividend is declared and paid, per share, on our common stock, and
(b) no dividend of property (including capital stock) will be declared and paid on our non-voting common stock unless a dividend of an equal amount of the same property has also been declared and paid, per share, on our common stock. See "Dividend Policy". In the event we liquidate, dissolve or wind up the affairs of our business, holders of our non-voting common stock and common stock have the right (together as one class) to a ratable portion of assets remaining after the payment of all debts and other liabilities. Holders of our non-voting common stock have the right, at any time, to convert each share of non-voting common stock into shares of common stock at the rate of one share of common stock for each share of non-voting common stock. In addition, upon the transfer of beneficial ownership of any shares of non-voting common stock, those shares will be automatically converted into shares of common stock at the rate of one share of common stock for each share of non-voting common stock. This automatic conversion will not apply if that transfer is made to (1) a majority-owned subsidiary of Genentech, (2) a corporation of which Genentech is a wholly-owned subsidiary ("Genentech Parent"), or (3) a wholly owned subsidiary of the Genentech Parent; except that if that transfer is made to a wholly-owned subsidiary of Genentech or the Genentech Parent and that wholly-owned subsidiary ceases to be a wholly-owned subsidiary of Genentech or the Genentech Parent, then those shares will be automatically converted into shares of our common stock at the rate of one share of common stock for each share of non-voting common stock. Holders of our non-voting common stock do not have preemptive rights and are not subject to future calls or assessments. There are no redemption or sinking fund provisions applicable to our non-voting common stock. The rights, preferences and privileges of the holders of our non-voting common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that we may designate and issue in the future.

Warrants

     As of May 31, 2000, there were outstanding warrants to purchase 40,000 shares of our common stock held by 2 investors. These warrants expire in 2002 and have exercise prices that range from $4.00 per share to $5.00 per share with a weighted average exercise price of $4.54 per share. The number of shares for which the warrants are exercisable is subject to adjustment for stock splits, combinations or dividends and reclassifications, exchanges or substitutions.

Registration Rights

     Three of our stockholders have registration rights. Each of Pequot Partners Fund, L.P. and Pequot International Fund, Inc. has demand and piggyback registration rights with respect to 1,500,000 shares of common stock, that are included in this registration statement. After December 8, 2000, Abgenix will have demand and piggyback registration rights with respect to 837,990 shares of common stock. Demand registration rights entitle the holder to cause us to register its shares of common stock. Piggyback registration rights allow the holder to include its shares of common stock in registration statements that we file. We are obligated to pay the costs associated with these registrations.

Anti-Takeover Effects of Provisions of Our Charter and Bylaws

     Our certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Stockholders have no cumulative voting rights, and the stockholders representing a majority of the shares of common stock outstanding are able to elect all of the directors.

     The stockholders may amend our bylaws or adopt new bylaws, only by the affirmative vote of 66 2/3% the outstanding voting securities. A special meeting of the stockholders may be called by the affirmative vote of a majority of our Board of Directors. These provisions may have the effect of delaying, deferring or preventing a change in control.

     The classification of our board of directors and lack of cumulative voting will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

     These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies of our board of directors and to discourage certain types of transactions that may involve an actual or threatened change in control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy rights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of the our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law

     We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

     . prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

     . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     . at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     In general, Section 203 defines "business combination" to include the following:

     . any merger or consolidation involving the corporation and the interested stockholder;

     . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

     . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

     In general, Section 203 defines "interested stockholder" as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

     American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

                                SELLING HOLDERS

     The debentures were originally issued by us and sold by Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Dain Rauscher Incorporated, as the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers or other institutional accredited investors. Selling holders of the debentures, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the debentures and common stock into which the debentures are convertible. In addition, up to 1,500,000 shares may be sold by each of Pequot Partners Fund, LP and Pequot International Fund, LP pursuant to a registration rights agreement with us.

     The selling holders have represented to us that they purchased the debentures and the common stock for their own account for investment only and not with a view toward selling or distributing them, except through sales registered under the Securities Act or exemptions. We agreed with the selling holders to file this registration statement to register the resale of the debentures and the common stock. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the date on which the debentures and the common stock issuable upon their conversion no longer qualify as "registrable securities" under our registration rights agreement.

     The following table shows information, as of April 7, 2000, with respect to the selling holders and the principal amounts of debentures and common stock they beneficially own that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders.

     The selling holders may offer all, some or none of the debentures or common stock. Thus, we cannot estimate the amount of the debentures or the common stock that will be held by the selling holders upon termination of any sales. The column showing ownership after completion of the offering assumes that the selling holders will sell all of the securities offered by this prospectus. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which they provided the information about their debentures in transactions exempt from the registration requirements of the Securities Act. None of the selling holders has had any material relationship with us or our affiliates within the past three years.

     After the offering, no selling holder named in the table below will beneficially own one percent or more of our common stock. Common stock owned prior to the offering includes shares of common stock issuable upon conversion of our 6% Convertible Subordinated Debentures Due 2007.


---------------------------------------------------------------------------------------------------------
Names of Security         Principal Amount of          Common Stock Owned       Common Stock and
Holder                    Debentures Beneficially      and Offered              Debentures Owned After
                          Owned and Offered                                     Completion of The
                          (in thousands)                                        Offering
----------------------------------------------------------------------------------------------------------
AIG SoundShore             $ 8,725                       136,696                         0
Holdings, LTD

AIG SoundShore             $   769                        12,048                         0
Opportunity Holdings
Fund LTD

AIG SoundShore             $ 1,106                        17,328                         0
Strategic Holding
Fund LTD

Argent Classic             $ 7,350                       115,154                         0
Convertible Arbitrage
Fund (Bermuda) L.P.

Argent Convertible         $ 1,000                        15,667                         0
Arbitrage Fund LTD

BND Arbitrage SNC          $10,250                       160,589                         0

Chartwell Investment       $ 1,000                        15,667                         0
Partners

CIBC World                 $13,070                       204,770                         0
Markets

Credit Suisse              $   950                        14,884                         0
First Boston Corporation

Deephaven Domestic         $ 3,500                        54,835                         0
Convertible Trading LTD

Deutsche Bank              $13,250                       207,590                         0
Securities, Inc.

Donaldson, Lufkin,         $ 4,125                        64,627                         0
and Jenrette Securities
Corporation

Family Services            $   300                         4,700                         0
Life Insurance Co.

Fidelity Financial Trust   $ 8,000                       125,337                         0

Guardian Life              $ 6,500                       101,836                         0
Insurance Co.

Guardian Pension           $   200                         3,133                         0
Trust

JMG Capital                $ 2,550                        39,951                         0
Partners LP

JMG Convertible            $   500                         7,834                         0
Investments LP

JMG Triton                 $ 6,070                        95,100                         0
Offshore Fund LTD

KBC Financial Products     $   200                         3,133                         0

Lyxor Master               $ 2,750                        43,084                         0
Fund

Merrill Lynch              $   250                         3,917                         0
Convertible Fund, Inc.

Michael Angelo, LP         $ 3,250                        50,918                         0

Paloma Securities LLC      $ 1,000                        15,667                         0

Quattro Fund LTD           $ 1,000                        15,667                         0

Sagamore Hill Hub
Fund Ltd.                  $   250                         3,917                         0

Sage Capital               $ 1,500                        23,501                         0

Tribeca Investments LLC    $ 4,500                        70,502                         0

Value Line Convertible     $   500                         7,834                         0
Fund, Inc.

Warburg Dillon             $    30                           470                         0
Read LLC

Depository Trust Company   $45,555                       713,720                         0

Pequot Partners                 --                     1,500,000                         0
Fund, LP

Pequot International            --                     1,500,000                         0
Fund, Inc.


     Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

                             PLAN OF DISTRIBUTION


     The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the debentures and our common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The debentures and common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

     . on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the debentures or our common stock may be listed or quoted at the time of sale;

     .    in the over-the-counter market;

     . in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

     . through the writing of options, whether the options are listed on an options exchange or otherwise; or

     .    through the settlement of short sales.

     In connection with the sale of the debentures and common stock, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the debentures or common stock in the course of hedging the positions they assume. The selling holders may also sell the debentures or common stock short and deliver these securities to close out their short positions, or loan or pledge the debentures or common stock to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling holders from the sale of the debentures or common stock offered by them will be the purchase price of the debentures or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of debentures or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our common stock is listed for trading on The Nasdaq National Market. The debentures are currently eligible for trading on the PORTAL System of the Nasdaq Stock Market.

     In order to comply with the securities laws of some states, if applicable, the debentures and common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the debentures and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the debentures and common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or Regulation S of the Securities Act may be sold under Rule 144, Rule 144A or Regulation S rather than pursuant to this prospectus.

     To the extent required, the specific debentures or shares of our common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We entered into a registration rights agreement for the benefit of holders of the debentures to register their debentures and our common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the debentures and our common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling holders of incident to the offering and sale of the debentures and our common stock. We estimate that our total expenses of the offering of the debentures and common stock will be approximately $102,100.

                                 LEGAL MATTERS

     The validity of the debentures and our common stock has been passed upon by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Mintz Levin owns an aggregate of 34,146 shares of common stock and a warrant to purchase 6,000 shares of common stock. Attorneys of Mintz Levin own an aggregate of approximately 51,592 shares of common stock and a warrant to purchase 30,000 shares of common stock.

                                    EXPERTS

     Our financial statements incorporated in this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                            ADDITIONAL INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the SEC at prescribed rates by wiring to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from the SEC's web site at www.sec.gov.

Our common stock is quoted on the Nasdaq National Market. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference are:

       Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 7, 2000;
       Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed on May 12, 2000;
       Definitive Proxy Statement, filed on April 25, 2000;
       Current Report on Form 8-K, filed on January 28, 2000;
       Current Report on Form 8-K, filed on February 15, 2000;
       Current Report on Form 8-K, filed on March 2, 2000;
       Current Report on Form 8-K, filed on April 17, 2000; and

       The description of the common stock contained in our Registration Statement on Form S-1 filed with the SEC on October 16, 1997, including any amendments or reports filed for the purpose of updating such description.

     You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

                            Investor Relations
                            Curagen Corporation
                            555 Long Wharf Drive, 11th floor
                            New Haven, Connecticut  06511
                            Telephone: (203) 401-3330

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the Company's estimates (other than the SEC and Nasdaq registration fees) of the expenses in connection with the issuance and distribution of the shares of common stock being registered. None of the following expenses are being paid by the selling holders.

Item                                                           Amount
                                                               ------

SEC registration fee....................................    $ 39,600.00
Nasdaq listing fee......................................      17,500.00
Legal fees and expenses.................................      20,000.00
Accounting fees and expenses............................      10,000.00
Printing Fees...........................................      10,000.00
Miscellaneous fees and expenses.........................       5,000.00
                                                            -----------
Total...................................................    $102,100.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The amendment and restatement of the Company's Certificate of Incorporation (the "Restated Certificate") provides that the Company shall indemnify to the fullest extent authorized by the Delaware General Corporation Law ("DGCL"), each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Company or is or was serving as an officer or director of another entity at the request of the Company, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Restated Certificate provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such advance payment will only be made upon delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If the Company does not pay a proper claim for indemnification in full within 60 days after a written claim for such indemnification is received by the Company, the Restated Bylaws authorize the claimant to bring an action against the Company and prescribe what constitutes a defense to such action.

     Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Pursuant to Section 102(b)(7) of the DGCL, Article Tenth of the Restated Certificate eliminates the liability of a director or the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit. The Company has obtained primary and excess insurance policies insuring the directors and officers of the Company against certain liabilities that they may incur in their capacity as directors and officers. Under such policies, the insurers, on behalf of the Company, may also pay amounts for which the Company has granted indemnification to the directors or officers.

ITEM 16. EXHIBITS

   (a)    Exhibits.

   4.1** Indenture dated as of February 2, 2000 between the Registrant and The Chase Manhattan Bank, as trustee.

   4.2** Registration Rights Agreement dated as of February 2, 2000 among the Registrant and Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Dain Rauscher Incorporated, as the initial purchasers.

   5.1** Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered.

   8.1** Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding tax matters.

  12.1**  Computation of Ratio of Earnings to Fixed Charges.

  23.1*   Consent of Deloitte & Touche LLP.

  23.2    Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
          Exhibit 5.1).

  24.1    Power of Attorney (included on signature page).

   25.1** Form T-1 Statement of Eligibility of The Chase Manhattan Bank to act as trustee under the Indenture.

   *     Filed herewith

  **     Previously filed

ITEM 17.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven and State of Connecticut on the 5th day of June, 2000.

                    CURAGEN CORPORATION

                    By: /s/ Jonathan M. Rothberg
                        --------------------------
                        Jonathan M. Rothberg
                        Chief Executive Officer, Chairman of the Board and President


                               POWER OF ATTORNEY

The registrant and each person whose signature appears below constitutes and appoints Jonathan M. Rothberg, Ph.D. and David M. Wurzer, C.P.A. and each of them singly, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file
(i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                              Title                                                Date
             ---------                              -----                                                ----
/s/ Jonathan M. Rothberg         Chief Executive Officer, Chairman of the Board of Directors          June 5, 2000
------------------------------   and President (Principal Executive Officer)
Jonathan M. Rothberg

/s/           *                  Executive Vice President, Treasurer and Chief Financial Officer      June 5, 2000
------------------------------   (Principal Financial and Accounting Officer)
David M. Wurzer

/s/           *                  Director                                                             June 5, 2000
------------------------------
Richard H. Booth

/s/           *                  Director                                                             June 5, 2000
------------------------------
Vincent T. DeVita, Jr.

/s/           *                  Director                                                             June 5, 2000
------------------------------
Robert E. Patricelli

/s/           *                  Director                                                             June 5, 2000
------------------------------
Randy Thurman


* By Power of Attorney


                                 EXHIBIT INDEX

Exhibit
Number  Exhibit
------  -------


4.1** Indenture dated as of February 2, 2000 between the Registrant and The Chase Manhattan Bank, as trustee.

4.2** Registration Rights Agreement dated as of February 2, 2000 among the Registrant and Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Dain Rauscher Incorporated, as the initial purchasers.

5.1** Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered.

8.1** Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding tax matters.

12.1**    Computation of Ratio of Earnings to Fixed Charges.

23.1*     Consent of Deloitte & Touche LLP.

23.2      Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
          Exhibit 5.1).

24.1      Power of Attorney (included on signature page).

25.1** Form T-1 Statement of Eligibility of The Chase Manhattan Bank to act as trustee under the Indenture.


* Filed herewith

** Previously filed